Exhibit 2.1

FORM OF DISTRIBUTION AGREEMENT

by and among

HILTON WORLDWIDE HOLDINGS INC.,

PARK HOTELS & RESORTS INC.,

HILTON GRAND VACATIONS INC.,

and

HILTON DOMESTIC OPERATING COMPANY INC.

Dated as of             , 2016

i

ii

iii

DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT (this “Agreement”), dated as of                     , by and among Hilton Worldwide Holdings Inc., a Delaware corporation (“HLT”), Park Hotels & Resorts Inc., a Delaware corporation (“PK”) and Hilton Grand Vacations Inc., a Delaware corporation (“HGV”) and for purposes of Sections 7.2 and 7.3, Hilton Domestic Operating Company Inc. (“OpCo”), a subsidiary of HLT. Each of HLT, PK and HGV is sometimes referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, HLT, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the HLT Retained Business (as defined herein), (ii) the Ownership Business (as defined herein) and (iii) the Timeshare Business (as defined herein);

WHEREAS, the Board of Directors of HLT (the “Board”) has determined that it is appropriate, desirable and in the best interests of HLT and its stockholders to separate HLT into three separate, publicly traded companies, one for each of (i) the HLT Retained Business, which shall be owned and conducted, directly or indirectly, by HLT, (ii) the Ownership Business, which shall be owned and conducted, directly or indirectly, by PK (which will elect to be a REIT), and (iii) the Timeshare Business, which shall be owned and conducted, directly or indirectly, by HGV;

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of HLT and its stockholders (i) to enter into a series of transactions after giving effect to which (A) HLT and/or one or more of its Subsidiaries will, collectively, own all of the HLT Retained Assets (as defined herein) and assume (or retain) all of the HLT Retained Liabilities (as defined herein), (B) PK and/or one or more of its Subsidiaries will, collectively, own all of the Ownership Assets and assume (or retain) all of the Ownership Liabilities, and (C) HGV and/or one or more of its Subsidiaries will, collectively, own all of the Timeshare Assets and assume (or retain) all of the Timeshare Liabilities (such transactions as described in Annex I hereto and, as they may be amended or modified from time to time, collectively, the “Plan of Reorganization”) and (ii) for HLT to distribute to the holders of the HLT Common Stock (as defined herein), on a pro rata basis (in each case without consideration being paid by such stockholders), (A) all of the outstanding shares of common stock, par value $0.01 per share, of PK (the “PK Common Stock”) and (B) all of the outstanding shares of common stock, par value $0.01 per share, of HGV (the “HGV Common Stock”);

WHEREAS, each of HLT, PK and HGV has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), (i) to allocate and transfer to the applicable Party or its Subsidiaries those Assets (as defined herein), and to allocate and assign to the applicable Party or its Subsidiaries responsibility for those Liabilities (as defined herein), in respect of the activities of the applicable Businesses of such entities and (ii) to allocate, transfer and assign, as applicable, those Assets and Liabilities in respect of other current and former businesses and activities of HLT and its current and former Subsidiaries;

WHEREAS, it is the intention of the Parties that (i) each of the contributions by PK of Assets to, and the assumption of Liabilities by, OpCo (such contribution, the “OpCo Contribution”) and HGV together with the corresponding distribution by PK of all of the OpCo common stock and the HGV Common Stock, respectively, qualifies as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) (each such distribution, an “Internal Distribution” and together, the “Internal Distributions”) and (ii) each of the distributions by HLT of all of the PK Common Stock and HGV Common Stock qualifies as a tax-free distribution within the meaning of Section 355 of the Code;

WHEREAS, each of HLT, PK and HGV has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Plan of Reorganization and each Distribution and to set forth other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2) “Affiliate” shall mean, when used with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control”, when used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Party’s Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common or by reason of having been under common control of HLT or HLT’s stockholders prior to or, in case of HLT’s stockholders, after, the Effective Time.

(3) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments, licenses, guarantees, indemnities or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the License Agreement, the Telecommunications Agreement, the IP Assignments and the Managing and Franchise Agreements (the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the License Agreement, the Telecommunications Agreement, the IP Assignments and the Managing and Franchise Agreements, collectively, the “Specified Ancillary Agreements”).

(4) “Applicable HGV Percentage” shall mean      percent (    %).

(5) “Applicable HLT Percentage” shall mean      percent (    %).

(6) “Applicable Percentage” shall mean (i) as to HLT, the Applicable HLT Percentage, (ii) as to PK, the Applicable PK Percentage and (iii) as to HGV, the Applicable HGV Percentage.

(7) “Applicable PK Percentage” shall mean      percent (    %).

(8) “Asset Transferors” shall mean the entities transferring Assets to a Managing and Franchising Asset Transferee, an Ownership Asset Transferee or a Timeshare Asset Transferee in order to consummate the transactions contemplated hereby or by the Plan of Reorganization.

(9) “Assets” shall mean assets, properties, claims, Intellectual Property and other rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent. Except as otherwise expressly provided for in the Employee Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Assets.

(10) “Assume” shall have the meaning set forth in Section 2.2(b); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(11) “Blackstone” shall mean The Blackstone Group L.P., a Delaware limited partnership.

(12) “Business” shall mean the HLT Retained Business, the Ownership Business or the Timeshare Business, as applicable.

(13) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York City.

(14) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(15) “Claims Administration” shall mean the processing of claims made under the Company Policies, including the reporting of losses or claims to insurance carriers (including as a result of reports provided to HLT by PK or HGV), management and defense of claims, the settlement of claims and providing for appropriate releases upon settlement of claims.

(16) “Commission” shall mean the United States Securities and Exchange Commission.

(17) “Company Policies” shall mean all Policies, current or past (to the extent any such past Policy still provides for benefits), which are or at any time were maintained by or on behalf of or for the benefit or protection of HLT or any of its predecessors which relate to the HLT Retained Business, the Ownership Business or the Timeshare Business, or current or past directors, officers, employees or agents of any of the foregoing Businesses.

(18) “Confidential Information” shall mean all non-public, confidential or proprietary Information of or concerning (a) a Party, its Group and/or its Subsidiaries or their past, current or future activities, businesses, finances, assets, liabilities or operations or (b) any third party who has provided Information to a Party, its Group and/or its Subsidiaries in confidence, except for any Information that is (i) in the public domain or available to the public through no fault of the receiving Party or its Subsidiaries or their authorized recipients of the Information, (ii) lawfully acquired after the Effective Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Time without reference to any Confidential Information.

(19) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(20) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(20) and such other commercial arrangements among the Parties that are intended to survive and continue following the Effective Time as expressly set forth in the Transition Services Agreement; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not apply to Third Party Agreements.

(21) “Continuing Directors” shall mean, as of any date of determination, any member of the board of directors of HLT, PK or HGV, as applicable, who (i) was a member of such Party’s board of directors at the Effective Time; or (ii) was nominated for election, elected or appointed to such Party’s board of directors with the approval of a majority of the Continuing Directors who were members of such Party’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of the proxy statement of such Party in which such member was named as a nominee for election as a director).

(22) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, guarantee, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(23) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, resolutions and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Plan of Reorganization, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree.

(24) “Customer Information” shall mean all information and data in recorded form, whether written, electronic, computerized or digital or stored in any other media, relating to past, current or prospective customers or clients and their activities, experiences and transactions.

(25) “Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10) or other document filed with the Commission by or on behalf of any Party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of any security of such Party or any of its controlled Affiliates.

(26) “Distribution” shall mean, collectively, the PK Distribution and the HGV Distribution.

(27) “Distribution Agent” shall mean Wells Fargo Bank, N.A.

(28) “Distribution Date” shall mean the date on which HLT distributes all of the issued and outstanding shares of PK Common Stock and HGV Common Stock to the holders of HLT Common Stock.

(29) “Distribution Record Date” shall mean such date as may be determined by HLT’s Board as the record date for the Distribution.

(30) “Effective Time” shall mean 6:01 p.m., New York time, on the Distribution Date.

(31) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and among HLT, PK and HGV, in substantially the form attached hereto as Exhibit A.

(32) “Environmental Laws” shall mean all Laws relating to pollution, protection of the environment, or protection against harmful or deleterious substances.

(33) “Excluded Policies” shall mean the Policies listed on Schedule 10.9.

(34) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(35) “Financing Arrangements” shall the financing arrangements described in the PK Information Statement (including the Unaudited Pro Forma Combined Consolidated Financial Statements included therein), and the HGV Information Statement (including the Unaudited Pro Forma Combined Consolidated Financial Statements included therein).

(36) “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(37) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(38) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(39) “Group” shall mean (i) with respect to HLT, the HLT Group, (ii) with respect to PK, the PK Group and (iii) with respect to HGV, the HGV Group.

(40) “HGV Balance Sheet” shall mean the pro forma balance sheet of the HGV Group, including the notes thereto, as of                     , as filed with the HGV Form 10.

(41) “HGV Offering Memorandum” shall mean any offering memorandum or offering circular distributed to potential investors in connection with any private offering of debt securities by HGV, or its subsidiaries, as the case may be, in connection with the Financing Arrangements.

(42) “HGV Common Stock” shall have the meaning set forth in the recitals hereto.

(43) “HGV Distribution” shall mean the distribution on the Distribution Date to holders of record of shares of HLT Common Stock as of the Distribution Record Date of the HGV Common Stock owned by HLT on the basis of one (1) share of HGV Common Stock, or such other number of shares of HGV Common Stock as shall have been approved by the Board and set forth in the HGV Information Statement, for every                  outstanding share[s] of HLT Common Stock.

(44) “HGV Form 10” shall mean the registration statement on Form 10 (Registration No. 001-37794) filed by HGV with the Commission under the Securities Exchange Act of 1934, as amended, in connection with the HGV Distribution, including any amendment or supplement thereto.

(45) “HGV Group” shall mean HGV and each Person that is a direct or indirect Subsidiary of HGV immediately after the Effective Time, and each Person that becomes a Subsidiary of HGV after the Effective Time, and shall include the Timeshare Entities.

(46) “HGV Information Statement” shall mean the Information Statement attached as an exhibit to the HGV Form 10 to be sent to the holders of shares of HLT Common Stock in connection with the HGV Distribution, including any amendment or supplement thereto.

(47) “HLT Common Stock” shall mean the issued and outstanding shares of common stock of HLT, par value $0.01 per share.

(48) “HLT Disclosure Sections” shall mean all information set forth in, or omitted from, the sections of the PK Form 10, the HGV Form 10, the PK Offering Memorandum or the HGV Offering Memorandum, identified on Schedule 1.1(48).

(49) “HLT Group” shall mean HLT and each Person that is a direct or indirect Subsidiary of HLT immediately after the Effective Time, and each Person that becomes a Subsidiary of HLT after the Effective Time, and shall include the HLT Retained Entities.

(50) “HLT Retained Assets” shall mean any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by HLT and/or any of its Subsidiaries, that are not Ownership Assets or Timeshare Assets, including:

(i) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to remain with HLT or any other member of the HLT Group;

(ii) the ownership interests in those Business Entities set forth on Schedule 1.1(50)(ii) (such entities, the “HLT Retained Entities”) and all Assets of the HLT Retained Entities;

(iii) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(50)(iii) (the “HLT Owned Real Property”), including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;

(iv) all right, title and interest in, to and under the leases or subleases of the real property set forth on Schedule 1.1(50)(iv) (the “HLT Retained Leases”), including, to the extent provided for in any HLT Retained Lease, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;

(v) to the extent not provided in clauses (iii) and (iv) of this definition, all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing equipment, information technology and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, and other tangible personal property, in each case located at any of the HLT Owned Real Property or the locations subject to the HLT Retained Leases, except for laptop computers and related desktop equipment, cellular phones and other mobile computing devices in each case primarily used by PK Employees (as defined in the Employee Matters Agreement) or HGV Employees (as defined in the Employee Matters Agreement), which shall be retained by such PK Employees and HGV Employees in accordance with the terms of the Transition Services Agreement;

(vi) all inventories, including products, goods, materials, parts, raw materials, work in process and supplies;

(vii) all HLT Retained Contracts and any rights or claims arising thereunder;

(viii) all Intellectual Property, including the registrations and applications set forth on Schedule 1.1(50)(viii), except for Intellectual Property listed on Schedules 1.1(76)(ix) or 1.1(106)(ix), subject, as applicable, to the applicable License Agreement;

(ix) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(x) Information as follows, subject to any express exceptions in Article VIII:

(a) Sole ownership and all originals and copies of all (i) Information used exclusively in the HLT Retained Business and all Intellectual Property incorporated therein (provided that counsel for PK and HGV may retain a copy of any of same to the extent (A) it is already in possession of PK and HGV, as applicable and (B) such retention is required by applicable Law) and (ii) Loyalty Program Data;

(b) the original of all Information (other than Loyalty Program Data) that was used but not exclusively used in the HLT Retained Business and is in the possession or control of HLT as of the Distribution Date, and to the extent that (x) prior to the Distribution Date, PK has used such Information in the Ownership Business (or, following the Distribution Date, PK reasonably requires the use of such Information in the Ownership Business as conducted as of the Distribution Date) or (y) prior to the Distribution Date, HGV has used such Information in the Timeshare Business (or, following the Distribution Date, HGV reasonably requires the use of such Information in the Timeshare Business as conducted as of the Distribution Date), PK and/or HGV, as applicable, shall (1) be deemed an equal co-owner with HLT of the Intellectual Property in such Information and each co-owning Party shall have the right to (and to allow others to) use and disclose such Information without an accounting to (or consent of) the other co-owning Party and (2) subject to Section 8.5, have the right to retain or receive a copy of such Information in the media in which it was maintained in the ordinary course of business at the time of such request, provided that such copies of such Information shall remain subject to all applicable Laws, privacy policies and other agreements with third parties regarding such Information; and

(c) a copy of all Information (other than Loyalty Program Data) that was used but not exclusively used in the HLT Retained Business, and is in the possession or control of PK or HGV but not HLT as of the Distribution Date, and HLT shall (i) be deemed an equal co-owner with the possessing or controlling Party of the Intellectual Property in such Information and have the right to (and to allow others to) use and disclose such Information without an accounting to (or consent of) the other co-owning Party and (ii) subject to Section 8.5, have the right to retain or receive a copy of such Information in the media in which it was maintained in the ordinary course of business at the time of such request, provided that such copies of such Information shall remain subject to all applicable Laws, privacy policies and other agreements with third parties regarding such Information;

(xi) all deposits, prepaid expenses, letters of credit and performance and surety bonds;

(xii) all bonds, notes, debentures or other debt securities issued by any Person and held by any member of the HLT Group, all loans, advances or other extensions of credit or capital contributions to any Person on the books of any member of the HLT Group and all other investments in securities of any Person held by any member of the HLT Group;

(xiii) subject to Article X, any rights of any member of the HLT Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and all rights in the nature of insurance, indemnification or contribution;

(xiv) the Assets set forth on Schedule 1.1(50)(xiv); and

(xv) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that HLT and/or any of its Subsidiaries may have with respect to any HLT Retained Assets and HLT Retained Liabilities.

Notwithstanding the foregoing, the HLT Retained Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the PK Group or the HGV Group, as the case may be, including any Assets (A) specified in clauses (i) through (xv) of the definition of Ownership Assets or (B) specified in clauses (i) through (xv) of the definition of Timeshare Assets.

(51) “HLT Retained Business” shall mean the businesses conducted through the management of the day-to-day operations of Hilton-branded hotels, the ownership, development, franchising and promotion of the Hilton brands and the leasing or ownership of certain Hilton-branded hotels by HLT or any other member of the HLT Group prior to the Effective Time, including, for the avoidance of doubt, the businesses of (i) the management, franchising, leasing or ownership of the hotel and resort properties set forth on Schedule 1.1(51) hereto, (ii) any other division, Subsidiary, line of business or investment managed or operated by HLT or any other member of the HLT Group prior to the Effective Time, including the businesses conducted through the ownership and operation of the hotel management and franchising business of HLT prior to the Effective Time, unless such other division, Subsidiary, line of business or investment is included in the definitions of Ownership Business or Timeshare Business, and (iii) those business entities acquired or established by or for HLT or any other member of the HLT Group after the Effective Time. For the avoidance of doubt, the “HLT Retained Business” with respect to any of the properties set forth on Schedule 1.1(77) shall be deemed to be limited to the business activities prescribed to the applicable member of the HLT Group engaged as the manager or franchisor with respect to such property pursuant to the applicable Managing and Franchising Agreement entered into following the Distribution Date.

(52) “HLT Retained Contracts” shall mean any Contracts to which HLT or any of its Subsidiaries is a party as of the date hereof or becomes a party prior to the Effective Time or by which it or any of its Subsidiaries or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time, whether or not in writing, except for any such Contract or part thereof that is an Ownership Contract or a Timeshare Contract, including:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the HLT Group;

(ii) any Contract that relates primarily to the HLT Retained Business, including any contract providing for the acquisition or disposition of a HLT Retained Entity or any HLT Retained Assets;

(iii) any Contract that represents or underlies any HLT Retained Assets or HLT Retained Liabilities;

(iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to or retained by any member of the HLT Group; and

(v) any guarantee, indemnity, representation or warranty of or in favor of any member of the HLT Group.

(53) “HLT Retained Liabilities” shall mean any and all Liabilities of the HLT Group that are not Ownership Liabilities or Timeshare Liabilities, including:

(i) any and all Liabilities relating primarily to, arising primarily out of or resulting primarily from: (a) the operation or conduct of the HLT Retained Business, as conducted at any time prior to, at or after (except as otherwise provided in Managing and Franchise Agreements) the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the HLT Group); (b) the operation or conduct of any business conducted by any member of the HLT Group at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the HLT Group); or (c) any HLT Retained Assets, whether arising prior to, on or after the Effective Time;

(ii) any Liabilities to the extent relating to, arising out of or resulting from, the HLT Retained Contracts;

(iii) the Applicable HLT Percentage of any Shared Contingent Liability;

(iv) the liabilities set forth on Schedule 1.1(53)(iv) (the “Specified HLT Retained Liabilities”);

(v) any Liabilities assumed or retained by the HLT Group pursuant to this Agreement or the Ancillary Agreements;

(vi) any Liabilities arising prior to, at or after the Effective Time for any infringement by the HLT Retained Business of the Intellectual Property of any other Person or breach by the HLT Retained Business of any Contract relating to Intellectual Property;

(vii) all Liabilities arising prior to, at or after the Effective Time to the extent resulting from any (A) violation prior to the Effective Time of any Environmental Laws by the HLT Group, any HLT Discontinued Operation or the conduct of the HLT Retained Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the HLT Group, any HLT Discontinued Operation or in the conduct of the HLT Retained Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any HLT Retained Assets or any HLT Discontinued Operation; provided that Liabilities of the type described in this subsection (vi) relating to real estate that is an Ownership Asset or a Timeshare Asset pursuant to this Agreement, shall not be HLT Retained Liabilities but shall instead be, respectively, Ownership Liabilities and Timeshare Liabilities;

(viii) any Liabilities relating to, arising out of or resulting from, any division, Subsidiary, line of business or investment managed or operated by HLT or any of its Subsidiaries at any time prior to the Effective Time and sold, transferred or otherwise discontinued prior to the Effective Time, including the divisions, Subsidiaries, lines of business or investments set forth on Schedule 1.1(53)(viii), unless such division, Subsidiary, line of business or investment is an Ownership Discontinued Operation or a Timeshare Discontinued Operation (each such division, Subsidiary, line of business or investment, an “HLT Discontinued Operation”);

(ix) for the avoidance of doubt, any Liabilities relating primarily to, arising primarily out of or resulting primarily from, the operation or conduct of the HLT Retained Business by any Business Entity that is an Ownership Entity or a Timeshare Entity under this Agreement but has conducted the HLT Retained Business at any time prior to the Effective Time;

(x) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the HLT Disclosure Sections;

(xi) Specified Shared Expenses to the extent provided in Section 5.2;

(xii) for the avoidance of doubt, and without limiting any other matters that may constitute HLT Retained Liabilities, any Liabilities relating to, arising out of or resulting from the claims, proceedings, litigation and disputes listed on Schedule 1.1(53)(xii); and

(xiii) any Liabilities relating primarily to, arising primarily out of or resulting primarily from, a workers compensation claim brought by or on behalf of an employee employed at any time in the HLT Retained Business or any HLT Discontinued Operation, except in the case where such employee was employed in either the Ownership Business or any Ownership Discontinued Operation or the Timeshare Business or any Timeshare Discontinued Operation subsequent to such employee’s final employment in the HLT Retained Business or HLT Discontinued Operations in which case the Liability shall be retained by PK or HGV, respectively.

Notwithstanding the foregoing, the HLT Retained Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the PK Group or the HGV Group, as the case may be, including any Liabilities specified (1) in clauses (i) through (xiii) of the definition of Ownership Liabilities or (2) in clauses (i) through (xiii) of the definition of Timeshare Liabilities or (B) expressly discharged pursuant to Section 2.3 of this Agreement.

For the avoidance of doubt, no Liability shall be a HLT Retained Liability solely as a result of HLT being named as party to or in any Action relating to any Ownership Liability or Timeshare Liability due to HLT’s status as the remaining and legacy Business Entity, or as a result of its status as the former direct or indirect stockholder of any Business Entity.

(54) “Income Taxes” shall have the meaning set forth in the Tax Matters Agreement.

(55) “Indebtedness” shall mean, with respect to any Person, (i) the principal value, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, including all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any lien on any assets of such Person, (iv) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, hedging arrangement or other similar agreement designed to protect such Person against fluctuations in interest rates, (v) all interest bearing indebtedness for the deferred purchase price of property or services, (vi) all liabilities under any letters of credit, performance bonds, bankers acceptances or similar obligations, (vii) all interest, prepayment or breakage costs, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vi), and (viii) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (vii).

(56) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all Liabilities, deficiencies, obligations, penalties, judgments, settlements, claims, payments, fines, administrative penalties, interest and Taxes (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, reputational, indirect or punitive damages (other than special, consequential, indirect, reputational and/or punitive damages awarded by a court of competent jurisdiction in connection with a Third Party Claim (and, in such a case, only to the extent awarded in such Third Party Claim)).

(57) “Information” shall mean information and data in recorded form, whether written, electronic, computerized or digital or stored in any other media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, communications, correspondence, materials, product literature, artwork, files, documents, policies, procedures and manuals, research and analyses of any nature, including operational, technical or legal; (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information, sales and pricing data, business plans, market evaluations, surveys and credit-related information; and (iii) Customer Information.

(58) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(59) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.

(60) “Intellectual Property” shall mean all worldwide intellectual property, proprietary and industrial property rights of any kind, including all (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) trademarks, service marks, corporate names, trade names, domain names, social and mobile media identifiers, logos, slogans, designs, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrighted works, including software, code, compilations and documentation, website and mobile media content, photography, graphics and advertising materials, (iv) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, techniques, designs, specifications, drawings, and (v) all registrations, applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, extensions and foreign counterparts thereof.

(61) “IP Assignments” shall mean the short-form assignment documents executed for the purpose of recording the transfer of Intellectual Property applications and registrations with the United States Patent and Trademark Office, the United States Copyright Officer or any other applicable office in any applicable foreign jurisdiction.

(62) “IRS Ruling” shall mean that certain IRS private letter ruling delivered to HLT and addressing, among other things, certain issues relevant to the tax-free treatment of the Distribution.

(63) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

(64) “Liabilities” shall mean any and all Indebtedness, losses, damages, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise expressly provided for in the Employee Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities.

(65) “LIBOR” shall mean an interest rate per annum equal to the applicable three-month London Interbank Offer Rate for deposits in United States dollars published in The Wall Street Journal.

(66) “License Agreement” shall mean the License Agreement by and among HLT and HGV, in substantially the form attached hereto as Exhibit B.

(67) “Loyalty Program Data” shall have the meaning set forth in the License Agreement.

(68) “Managing and Franchise Agreements” shall mean the Management Agreements and Franchise Agreements by and among certain subsidiaries of PK, on the one hand, and certain subsidiaries of HLT, on the other hand.

(69) “Managing and Franchising Asset Transferee” shall mean the HLT Retained Entities to which HLT Retained Assets shall be or have been transferred by an Asset Transferor in order to consummate the transactions contemplated hereby or by the Plan of Reorganization.

(70) “Managing and Franchising Indemnitees” shall mean each member of the HLT Group and each of their respective Affiliates from and after the Effective Time and each member of the HLT Group’s and such Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(71) “Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, molds, and radioactivity; any substance classified or regulated as hazardous or toxic (or words of similar meaning); and any other substances regulated pursuant to or that could give rise to liability under any applicable Environmental Law.

(72) “Nonqualifying Income” shall mean any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

(73) “NYSE” shall mean the New York Stock Exchange.

(74) “OpCo Contribution” shall have the meaning set forth in the recitals hereto.

(75) “Ownership Asset Transferees” shall mean the Ownership Entities to which Ownership Assets shall be or have been Transferred by an Asset Transferor in order to consummate the transactions contemplated hereby or by the Plan of Reorganization.

(76) “Ownership Assets” shall mean those Assets that are owned, leased or licensed at or prior to the Effective Time, by HLT and/or any of its Subsidiaries, relating primarily to, used primarily in, or arising primarily from, the Ownership Business, and shall include:

(i) any and all Assets reflected on the PK Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for PK or any member of the PK Group subsequent to the date of the PK Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the PK Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the PK Balance Sheet;

(ii) the Assets set forth on Schedule 1.1(76)(ii) and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to PK or any other member of the PK Group;

(iii) the ownership interests in those Business Entities set forth on Schedule 1.1(76)(iii) (such entities, the “Ownership Entities”), other than PK, and all Assets of the Ownership Entities relating primarily to, used primarily in, or arising primarily from the Ownership Business;

(iv) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(76)(iv) (the “PK Owned Real Property”), including all land and land improvements, structures, buildings and building improvements, other improvements, fixtures and appurtenances located thereon;

(v) all right, title and interest in, to and under the leases or subleases of the real property set forth on Schedule 1.1(76)(v) (the “Ownership Leases”), including, to the extent provided for in the Ownership Leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;

(vi) to the extent not provided in clauses (iv) and (v) of this definition, all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing equipment, information technology and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property in each case located at any of the PK Owned Real Property or the locations subject to the Ownership Leases;

(vii) all inventories, including products, goods, materials, parts, raw materials, work-in-process and supplies, relating primarily to, used primarily in, or arising primarily from, the Ownership Business;

(viii) all Ownership Contracts and any rights or claims arising thereunder;

(ix) all Intellectual Property set forth on Schedule 1.1(76)(ix), subject, as applicable, to the Managing and Franchise Agreements;

(x) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity and which relate primarily to, are used primarily in, or arise primarily from, the Ownership Business;

(xi) Information as follows, subject to any express exceptions in Article VIII:

(a) sole ownership and all originals and copies of all Information (other than Loyalty Program Data) used exclusively in the Ownership Business and all Intellectual Property incorporated therein (provided that counsel for HLT and HGV may retain a copy of any of same to the extent (A) it is already in possession of HLT and HGV, as applicable and (B) such retention is required by applicable Law);

(b) the original of all Information (other than Loyalty Program Data) that was used but not exclusively used in the Ownership Business and is in the possession or control of PK as of the Distribution Date, and to the extent that (x) prior to the Distribution Date, HLT has used such Information in the HLT Retained Business (or, following the Distribution Date, HLT reasonably requires the use of such Information in the HLT Retained Business as conducted as of the Distribution Date) or (y) HGV has used such Information in the Timeshare Business (or, following the Distribution Date, HGV reasonably requires the use of such Information in the Timeshare Business as conducted as of the Distribution Date), HLT and/or HGV, as applicable, shall (1) be deemed an equal co-owner with PK of the Intellectual Property in such Information and each co-owning Party shall have the right to (and to allow others to) use and disclose such Information without an accounting to (or consent of) the other co-owning Party and (2) subject to Section 8.5, have the right to retain or receive a copy of such Information in the media in which it was maintained at the time of the request, if such Party does not already have possession or control of such a copy as of the Distribution Date, provided that such copies of such Information shall remain subject to all applicable Laws, privacy policies and other agreements with third parties regarding such Information; and

(c) a copy of all Information (other than Loyalty Program Data) that was used but not exclusively used in the Ownership Business, and is in the possession or control of HLT or HGV but not PK as of the Distribution Date, and PK shall (i) be deemed an equal co-owner with the possessing or controlling Party of the Intellectual Property in such Information and have the right to (and to allow others to) use and disclose such Information without an accounting to (or consent of) the other co-owning Party and (ii) subject to Section 8.5, have the right to retain or receive a copy of such Information in the media in which it was maintained at the time of the request, if PK does not already have possession or control of such a copy as of the Distribution Date, provided that such copies of such Information shall remain subject to all applicable Laws, privacy policies and other agreements with third parties regarding such Information;

(xii) all deposits, prepaid expenses, letters of credit and performance and surety bonds relating primarily to, used primarily in, or arising primarily from, the Ownership Business;

(xiii) all bonds, notes, debentures or other debt securities issued by any Person and held by any member of the PK Group, all loans, advances or other extensions of credit or capital contributions to any Person on the books of any member of the PK Group and all other investments in securities of any Person held by any member of the PK Group;

(xiv) subject to Article X, any rights of any member of the PK Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and all rights in the nature of insurance, indemnification or contribution; provided, that ownership of the Company Policies shall remain with the HLT Group; and

(xv) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that HLT and/or any of its Subsidiaries may have with respect to any Ownership Assets or Ownership Liabilities.

Notwithstanding the foregoing, the Ownership Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the HLT Group or the HGV Group, as the case may be, including any Assets (A) specified in clauses (i) through (xv) of the definition of HLT Retained Assets, or (B) specified in clauses (i) through (xv) of the definition of Timeshare Assets.

(77) “Ownership Business” shall mean (A) the businesses conducted through the ownership, asset management (as opposed to hotel management), acquisition, development, refurbishment, redevelopment and sale of, and the provision of other services relating to hotel properties owned or leased by HLT or any other member of the HLT Group prior to the Effective Time, including, for the avoidance of doubt, the businesses of (i) the acquisition, development, refurbishment, redevelopment and sale of, and the provision of other services relating to the hotel properties set forth on Schedule 1.1(77) hereto, (ii) any other division, Subsidiary, line of business or investment of HLT or any other member of the HLT Group managed or operated prior to the Effective Time by any Ownership Entity, unless such other division, Subsidiary, line of business or investment is a HLT Retained Entity, a HLT Retained Asset, a Timeshare Entity or a Timeshare Asset, and (iii) those business entities acquired or established by or for PK or any other member of the PK Group after the Effective Time (B) the management of the day-to-day operations of the four hotels properties owned by PK and specified as such on Schedule 1.1(77) and (C) the laundry businesses at certain of the hotel properties described above.

(78) “Ownership Contracts” shall mean the following Contracts to which HLT or any of its Subsidiaries is a party as of the date hereof or becomes a party prior to the Effective Time or becomes a party after the Effective Time in respect of quotations, proposals and bids that were pending as of the date hereof or by which it or any of its Subsidiaries or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time, whether or not in writing, except for any such Contract or part thereof (a) that is expressly contemplated not to be Transferred by any member of the HLT Group or the HGV Group to the PK Group or (b) that is expressly contemplated to be Transferred to (or remain with) any member of the HLT Group or the HGV Group, in each case, pursuant to any provision of this Agreement or any Specified Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the PK Group; provided that if such Contract was entered into by Hilton Worldwide Inc. (now known as Park Hotels & Resorts Inc.), such fact shall not, by itself, result in the determination that such Contract is an Ownership Contract;

(ii) any Contract that relates primarily to the Ownership Business, including any contract providing for the acquisition or disposition of an Ownership Entity or Ownership Assets;

(iii) any Contract that relates primarily to the Ownership Business that was entered into after the Effective Time and for which a quotation, proposal, or bid was pending as of the date hereof;

(iv) any Contract that represents or underlies any Ownership Assets or Ownership Liabilities;

(v) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to or retained by any member of the PK Group; and

(vi) any guarantee, indemnity, representation or warranty of or in favor of any member of the PK Group.

(79) “Ownership Indemnitees” shall mean each member of the PK Group and each of their respective Affiliates from and after the Effective Time and each member of the PK Group’s and such respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(80) “Ownership Liabilities” shall mean any and all Liabilities relating primarily to, arising primarily out of or resulting primarily from: (a) the operation or conduct of the Ownership Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the PK Group); (b) the operation or conduct of any business conducted by any member of the PK Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the PK Group); or (c) any Ownership Assets, whether arising prior to, on or after the Effective Time, including:

(i) any and all Liabilities reflected on the PK Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for PK or any member of the PK Group subsequent to the date of the PK Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the PK Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the PK Balance Sheet;

(ii) any Liabilities to the extent relating to, arising out of or resulting from, the Ownership Contracts;

(iii) the Applicable PK Percentage of any Shared Contingent Liability;

(iv) the liabilities set forth on Schedule 1.1(80)(iv) (the “Specified Ownership Liabilities”);

(v) any Liabilities assumed or retained by the PK Group pursuant to this Agreement or the Ancillary Agreements;

(vi) any Liabilities arising prior to, at or after the Effective Time for any infringement by the Ownership Business of the Intellectual Property of any other Person or breach by the Ownership Business of any Contract relating to Intellectual Property;

(vii) all Liabilities arising prior to, at or after the Effective Time to the extent resulting from any (A) violation prior to the Effective Time of any Environmental Laws by the PK Group, any Ownership Discontinued Operation or the conduct of the Ownership Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the PK Group, any Ownership Discontinued Operation or in the conduct of the Ownership Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any Ownership Assets or any Ownership Discontinued Operation; provided that Liabilities of the type described in this subsection (vii) relating to real estate that is a HLT Retained Asset or a Timeshare Asset pursuant to this Agreement, shall not be Ownership Liabilities but shall instead be, respectively, HLT Retained Liabilities and Timeshare Liabilities;

(viii) any Liabilities relating to, arising out of or resulting from, any division, Subsidiary, line of business or investment of HLT or any of its Subsidiaries managed or operated at any time prior to the Effective Time by the Ownership Entities and sold, transferred or otherwise discontinued prior to the Effective Time, including the divisions, Subsidiaries, lines of business or investments set forth on Schedule 1.1(80)(viii), unless such division, Subsidiary, line of business or investment is listed on Schedule 1.1(53)(viii) or Schedule 1.1(110)(viii) (each such division, Subsidiary, line of business or investment, an “Ownership Discontinued Operation”);

(ix) for the avoidance of doubt, any Liabilities relating primarily to, arising primarily out of or resulting primarily from, the operation or conduct of the Ownership Business by any Business Entity that is a HLT Retained Entity or a Timeshare Entity under this Agreement but has conducted the Ownership Business at any time prior to the Effective Time;

(x) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the PK Form 10 or in any PK Offering Memorandum, or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the PK Form 10, any PK Offering Memorandum and any other Disclosure Documents filed by PK in connection with the Distribution or as contemplated by this Agreement, other than with respect to the HLT Disclosure Sections;

(xi) Specified Shared Expenses to the extent provided in Section 5.2;

(xii) for the avoidance of doubt, and without limiting any other matters that may constitute Ownership Liabilities, any Liabilities relating to, arising out of or resulting from the claims, proceedings, litigation and disputes listed on Schedule 1.1(80)(xii); and

(xiii) any Liabilities relating primarily to, arising primarily out of or resulting primarily from, a workers compensation claim brought by or on behalf of an employee employed at any time in the Ownership Business or any Ownership Discontinued Operation, except in the case where such employee was employed in either the Timeshare Business or any Timeshare Discontinued Operation or the HLT Retained Business or any HLT Discontinued Operation subsequent to such employee’s final employment in the Ownership Business or Ownership Discontinued Operations, as applicable, in which case the Liability shall be retained by HGV or HLT, respectively.

Notwithstanding the foregoing, the Ownership Liabilities shall not include any Liabilities that are expressly (A) contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the HLT Group or the HGV Group, as the case may be, including any Liabilities specified (1) in the definition of HLT Retained Liabilities, including clauses (i) through (xiii) thereof, or (2) in clauses (i) through (xiii) of the definition of Timeshare Liabilities, or (B) discharged pursuant to Section 2.3 of this Agreement.

For the avoidance of doubt, no Liability shall be an Ownership Liability solely as a result of PK being named as party to or in any Action relating to any HLT Retained Liability or Timeshare Liability, or as a result of PK’s status as the former direct or indirect stockholder or equityholder of any member of the HLT Group or HGV Group.

(81) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(82) “PK Balance Sheet” shall mean the pro forma balance sheet of the PK Group, including the notes thereto, as of                     , included in the PK Form 10.

(83) “PK Common Stock” shall have the meaning set forth in the recitals hereto.

(84) “PK Distribution” shall mean the distribution on the Distribution Date to holders of record of shares of HLT Common Stock as of the Distribution Record Date of the PK Common Stock owned by HLT on the basis of one (1) share of PK Common Stock, or such other number of shares of PK Common Stock as shall have been approved by the Board and set forth in the PK Information Statement, for every                  outstanding share[s] of HLT Common Stock.

(85) “PK Form 10” shall mean the registration statement on Form 10 (Registration No. 001-37795) filed by PK with the Commission under the Securities Exchange Act of 1934, as amended, in connection with the PK Distribution, including any amendment or supplement thereto.

(86) “PK Group” shall mean PK and each Person that is a direct or indirect Subsidiary of PK immediately after the Effective Time, and each Person that becomes a Subsidiary of PK after the Effective Time, and shall include the Ownership Entities.

(87) “PK Information Statement” shall mean the Information Statement attached as an exhibit to the PK Form 10 to be sent to the holders of shares of HLT Common Stock in connection with the PK Distribution, including any amendment or supplement thereto.

(88) “PK Offering Memorandum” shall mean any offering memorandum or offering circular distributed to potential investors in connection with any private offering of debt securities by PK, or its Subsidiaries, as the case may be, in connection with the Financing Arrangements.

(89) “Plan of Reorganization” shall have the meaning set forth in the recitals.

(90) “Policies” shall mean all insurance policies and insurance contracts of any kind including bonds (other than policies or contracts related to employee benefit plans) currently in place for HLT programs, together with the rights, benefits and privileges thereunder.

(91) “Protected REIT” shall mean any entity that (i) has elected to be taxed as a REIT and (ii) either (A) is an Indemnitee or (B) owns a direct or indirect equity interest in any Indemnitee and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnitee or as receiving all or a portion of the Indemnitee’s income.

(92) “Qualifying Income” shall mean gross income that is described in Section 856(c)(3) of the Code.

(93) “Records” shall mean any Contracts, documents, books, records or files.

(94) “REIT” shall mean a real estate investment trust, as defined under the Code.

(95) “REIT Requirements” shall mean the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

(96) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(97) “Shared Contingent Liabilities” shall mean any of the Liabilities set forth on Schedule 1.1(97).

(98) “Specified Shared Expenses” shall mean any costs and expenses relating to the items or categories set forth on Schedule 1.1(98) and shall be shared in the manner specified in Section 5.2.

(99) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

(100) “Tax” shall have the meaning set forth in the Tax Matters Agreement.

(101) “Tax Contest” shall have the meaning in the definition of “Audit” as set forth in the Tax Matters Agreement.

(102) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and among HLT, PK and HGV, in substantially the form attached hereto as Exhibit C.

(103) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(104) “Third Party Agreements” shall mean any of the following Contracts, arrangements, course of dealings or understandings:

(i) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Groups is a party hereto (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Timeshare Assets or Timeshare Liabilities, Ownership Assets or Ownership Liabilities or HLT Retained Assets or HLT Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II); and

(ii) any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of HLT, PK or HGV, as the case may be, is a Party.

(105) “Timeshare Asset Transferee” shall mean the Timeshare Entities to which Timeshare Assets shall be or have been transferred by an Asset Transferor in order to consummate the transactions contemplated hereby or by the Plan of Reorganization.

(106) “Timeshare Assets” shall mean those Assets that are owned, leased or licensed, at or prior to the Effective Time, by HLT and/or any of its Subsidiaries, relating primarily to, used primarily in, or arising primarily from, the Timeshare Business, and shall include:

(i) any and all Assets reflected on the HGV Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for HGV or any member of the HGV Group subsequent to the date of the HGV Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the HGV Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the HGV Balance Sheet;

(ii) the Assets set forth on Schedule 1.1(106)(ii) and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to HGV or any other member of the HGV Group;

(iii) the ownership interests in those Business Entities set forth on Schedule 1.1(106)(iii) (such entities, the “Timeshare Entities”), other than HGV, and all Assets of the Timeshare Entities relating primarily to, used primarily in, or arising primarily from the Timeshare Business;

(iv) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(106)(iv) (the “Timeshare Owned Real Property”), including all land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;

(v) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.1(106)(v) (the “Timeshare Leases”) including, to the extent provided for in the Timeshare Leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances;

(vi) to the extent not provided in clauses (iv) and (v) of this definition, all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing equipment, information technology and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property, in each case located at any of the Timeshare Owned Real Property or the locations subject to the Timeshare Leases;

(vii) all inventories, including products, goods, materials, parts, raw materials, work-in-process and supplies, relating primarily to, used primarily in, or arising primarily from, the Timeshare Business;

(viii) all Timeshare Contracts and any rights or claims arising thereunder;

(ix) all Intellectual Property set forth on Schedule 1.1(106)(ix), subject, as applicable, to the applicable License Agreement;

(x) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity and which relate primarily to, are used primarily in, or arise primarily from, the Timeshare Business;

(xi) Information as follows, subject to any express exceptions in Article VIII:

(a) sole ownership and all originals and copies of all Information (other than Loyalty Program Data) used exclusively in the Timeshare Business and all Intellectual Property incorporated therein (provided that counsel for PK and HLT may retain a copy of any of same to the extent (A) it is already in possession of PK and HLT, as applicable, and (B) such retention is required by applicable Law);

(b) the original of all Information (other than Loyalty Program Data) that was used but not exclusively used in the Timeshare Business and is in the possession or control of HGV as of the Distribution Date, and to the extent that (x) prior to the Distribution Date, HLT has used such Information in the HLT Retained Business (or following the Distribution Date HLT reasonably requires the use of such Information in the HLT Retained Business as conducted as of the Distribution Date) or (y) PK has used such Information in the Ownership Business (or following the Distribution Date PK reasonably requires the use of such Information in the Ownership Business as conducted as of the Distribution Date), HLT and/or PK, as applicable, shall (1) be deemed an equal co-owner with HGV of the Intellectual Property in such Information and each co-owning Party shall have the right to (and to allow others to) use and disclose such Information without an accounting to the other co-owning Party and (2) subject to Section 8.5, have the right to retain or receive a copy of such Information in the media in which it was maintained at the time of such request in the ordinary course of business prior to the Distribution Date, if such Party does not already have possession or control of such a copy as of the Distribution Date, provided that such copies of such Information shall remain subject to all applicable Laws, privacy policies and other agreements with third parties regarding such Information; and

(c) a copy of all Information (other than Loyalty Program Data) that was used but not exclusively used in the Timeshare Business, and is in the possession or control of HLT or PK but not HGV as of the Distribution Date, and HGV shall (i) be deemed an equal co-owner with the possessing or controlling Party of the Intellectual Property in such Information and have the right to (and to allow others to) use and disclose such Information without an accounting to the other co-owning Party and (ii) subject to Section 8.5, have the right to retain or receive a copy of such Information in the media in which it was maintained at the time of such request, if HGV does not already have possession or control of such a copy as of the Distribution Date, provided that such copies of such Information shall remain subject to all applicable Laws, privacy policies and other agreements with third parties regarding such Information;

(xii) all deposits, prepaid expenses, letters of credit and performance and surety bonds relating primarily to, used primarily in, or arising primarily from, the Timeshare Business;

(xiii) all bonds, notes, debentures or other debt securities issued by any Person and held by any member of the HGV Group, all loans, advances or other extensions of credit or capital contributions to any Person on the books of any member of the HGV Group and all other investments in securities of any Person held by any member of the HGV Group;

(xiv) subject to Article X, any rights of any member of the HGV Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies and all rights in the nature of insurance, indemnification or contribution; provided that ownership of the Company Policies shall remain with the HLT Group; and

(xv) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that HLT and/or any of its Subsidiaries may have with respect to any Timeshare Assets and Timeshare Liabilities.

Notwithstanding the foregoing, the Timeshare Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the PK Group or the HLT Group, as the case may be, including any Assets (A) specified in clauses (i) through (xv) of the definition of Ownership Assets or (B) specified in clauses (i) through (xv) of the definition of HLT Retained Assets.

(107) “Timeshare Business” shall mean the businesses conducted through the ownership, development, redevelopment and management of, the sale and financing of interests in, and the servicing of receivables with respect to timeshare properties by HLT or any other member of the HLT Group prior to the Effective Time, including, for the avoidance of doubt, the businesses of (i) the ownership, development, redevelopment and management of, the sale and financing of interests in, and the servicing of receivables with respect to the timeshare properties set forth on Schedule 1.1(107) hereto, (ii) any other division, Subsidiary, line of business or investment of HLT or any other member of the HLT Group managed or operated prior to the Effective Time by any Timeshare Entity, unless such other division, Subsidiary, line of business or investment is an Ownership Entity, an Ownership Asset, a HLT Retained Entity or a HLT Retained Asset and (iii) those business entities acquired or established by or for HGV or any other member of the HGV Group after the Effective Time.

(108) “Timeshare Contracts” shall mean the following Contracts to which HLT or any of its Subsidiaries is a party as of the date hereof or becomes a party prior to the Effective Time or becomes a party after the Effective Time in respect of quotations, proposals and bids that were pending as of the date hereof or by which it or any of its Subsidiaries or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the HLT Group or the PK Group to the HGV Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the HLT Group or the PK Group, in each case, pursuant to any provision of this Agreement or any Specified Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the HGV Group;

(ii) any Contract that relates primarily to the Timeshare Business, including any contract providing for the acquisition or disposition of a Timeshare Entity or Timeshare Assets;

(iii) any Contract that relates primarily to the Timeshare Business that was awarded after the Effective Date and for which the quotation, proposal, or bid was pending as of the date hereof;

(iv) any Contract that represents or underlies any Timeshare Assets or Timeshare Liabilities;

(v) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the HGV Group; and

(vi) any guarantee, indemnity, representation or warranty of or in favor of any member of the HGV Group.

(109) “Timeshare Indemnitees” shall mean each member of the HGV Group and each of their respective Affiliates from and after the Effective Time and each member of the HGV Group’s and such respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(110) “Timeshare Liabilities” shall mean any and all Liabilities relating primarily to, arising primarily out of or resulting primarily from: (a) the operation or conduct of the Timeshare Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the HGV Group); (b) the operation or conduct of any business conducted by any member of the HGV Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the HGV Group); or (c) any Timeshare Assets, whether arising prior to, at or after the Effective Time, including:

(i) any and all Liabilities reflected on the HGV Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for HGV or any member of the HGV Group subsequent to the date of the HGV Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the HGV Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the HGV Balance Sheet;

(ii) any Liabilities to the extent relating to, arising out of or resulting from, the Timeshare Contracts;

(iii) the Applicable HGV Percentage of any Shared Contingent Liability;

(iv) The liabilities set forth on Schedule 1.1(110)(iv) (the “Specified Timeshare Liabilities”);

(v) any Liabilities assumed or retained by the HGV Group pursuant to this Agreement or the Ancillary Agreements;

(vi) any Liabilities arising prior to, at or after the Effective Time for any infringement by the Timeshare Business of the Intellectual Property of any other Person or breach by the Timeshare Business of any Contract relating to Intellectual Property;

(vii) all Liabilities arising prior to, at or after the Effective Time to the extent resulting from any (A) violation prior to the Effective Time of any Environmental Laws by the HGV Group, any Timeshare Discontinued Operation or the conduct of the Timeshare Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the HGV Group, any Timeshare Discontinued Operation or in the conduct of the Timeshare Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any Timeshare Assets or any Timeshare Discontinued Operation; provided that Liabilities of the type described in this subsection (vii) relating to real estate that is an Ownership Asset or a HLT Retained Asset pursuant to this Agreement, shall not be Timeshare Liabilities but shall instead be, respectively, Ownership Liabilities and HLT Retained Liabilities;

(viii) any Liabilities relating to, arising out of or resulting from, any division, Subsidiary, line of business or investment of HLT or any of its Subsidiaries managed or operated at any time prior to the Effective Time by the Timeshare Entities and sold, transferred or otherwise discontinued prior to the Effective Time, including the divisions, Subsidiaries, lines of business or investments set forth on Schedule 1.1(110)(viii), unless such division, Subsidiary, line of business or investment is listed on Schedule 1.1(53)(ix) or Schedule 1.1(80)(viii) (each such division, Subsidiary, line of business or investment, a “Timeshare Discontinued Operation”);

(ix) for the avoidance of doubt, any Liabilities relating primarily to, arising primarily out of or resulting primarily from, the operation or conduct of the Timeshare Business by any Business Entity that is a HLT Retained Entity or an Ownership Entity under this Agreement but has conducted the Timeshare Business at any time prior to the Effective Time;

(x) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the HGV Form 10 or in any HGV Offering Memorandum, or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the HGV Form 10, any HGV Offering Memorandum and any other Disclosure Documents filed by HGV in connection with the Distribution or as contemplated by this Agreement, other than with respect to the HLT Disclosure Sections;

(xi) Specified Shared Expenses to the extent provided in Section 5.2; and

(xii) for the avoidance of doubt, and without limiting any other matters that may constitute Timeshare Liabilities, any Liabilities relating to, arising out of or resulting from the claims, proceedings, litigation and disputes listed on Schedule 1.1(110)(xii); and

(xiii) Any Liabilities relating primarily to, arising primarily out of or resulting primarily from, a workers compensation claim brought by or on behalf of an employee employed at any time in the Timeshare Business or any Timeshare Discontinued Operation, except in the case where such employee was employed in either the Ownership Business or any Ownership Discontinued Operation or the HLT Retained Business or any HLT Discontinued Operation subsequent to such employee’s final employment in the Timeshare Business or Timeshare Discontinued Operations, as applicable, in which case the Liability shall be retained by PK or HLT, respectively.

Notwithstanding the foregoing, the Timeshare Liabilities shall not include any Liabilities that are expressly (A) contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the PK Group or the HLT Group, as the case may be, including any Liabilities specified (1) in clauses (i) through (xiii) of the definition of Ownership Liabilities or (2) in the definition of HLT Retained Liabilities, including clauses (i) through (xiii) thereof, or (B) discharged pursuant to Section 2.3 of this Agreement.

For the avoidance of doubt, no Liability shall be a Timeshare Liability solely as a result of HGV being named as party to or in any Action relating to any HLT Retained Liability or Ownership Liability, or as a result of HGV’s status as the former direct or indirect stockholder or equityholder of any member of the HLT Group or PK Group.

(111) “Transfer” shall have the meaning set forth in Section 2.2(b); and the term “Transferred” shall have its correlative meaning.

(112) “Transition Services Agreement” shall mean the Master Transition Services Agreement by and among HLT, PK and HGV, in substantially the form attached hereto as Exhibit D.

(113) “Waiver Letter” shall mean that letter agreement from Blackstone to each of PK and Hogan Lovells US LLP in the form attached as Exhibit E hereto.

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, including as set forth in the Plan of Reorganization, a portion of which may have already been implemented prior to the date hereof. It is the intent of the Parties that, after consummation of the transactions contemplated hereby HLT shall have been restructured, to the extent necessary, such that following the consummation of such restructuring, subject to Section 2.5 and Section 2.6, (i) HLT shall, directly or indirectly, own the equity interests of all of the HLT Retained Entities (other than HLT), all of HLT’s and its controlled Affiliates’ rights, title and interest in and to the HLT Retained Assets shall be owned or held by the HLT Group, the HLT Retained Business shall be conducted by the HLT Group and all of the HLT Retained Liabilities shall be Assumed directly or indirectly by (or remain with) the HLT Group, (ii) PK shall, directly or indirectly, own the equity interests of all of the Ownership Entities (other than PK), all of HLT’s and its controlled Affiliates’ rights, title and interest in and to the Ownership Assets shall be owned or held by the PK Group, the Ownership Business shall be conducted by the PK Group and all of the Ownership Liabilities shall be Assumed directly or indirectly by (or remain with) the PK Group, and (iii) HGV shall, directly or indirectly, own the equity interests of all of the Timeshare Entities (other than HGV), all of HLT’s and its controlled Affiliates’ rights, title and interest in and to the Timeshare Assets shall be owned or held by the HGV Group, the Timeshare Business shall be conducted by the HGV Group and all of the Timeshare Liabilities shall be Assumed directly or indirectly by (or remain with) the HGV Group.

Section 2.2. Restructuring: Transfer of Assets; Assumption of Liabilities.

(a) Restructuring of Entities. Prior to the Effective Time, to the extent not already completed, HLT and its controlled Affiliates will use commercially reasonable efforts to take such steps (which may include the transfer of shares or other equity interests, the formation of new entities and/or the declaration of dividends) as may be necessary or desirable to effect the Plan of Reorganization (and any additional steps that may have been omitted from (or are otherwise required in order to effect) the Plan of Reorganization) in order to cause (i) HLT to, directly or indirectly, own the HLT Retained Entities (other than HLT), (ii) PK to, directly or indirectly, own the Ownership Entities (other than PK) and (iii) HGV to, directly or indirectly, own the Timeshare Entities (other than HGV). In the event such steps are not able to be completed by the Effective Time, the Parties shall use commercially reasonable efforts to effect other actions following the Effective Time in accordance with, and subject to the limitations of, Sections 2.5 and 2.6 to cause the result set forth above.

(b) Transfer of Other Assets and Assumption of Liabilities. Prior to the Effective Time, except as otherwise specifically set forth in any Specified Ancillary Agreement and without duplication of the obligations set forth in Section 2.2(a), pursuant to the Conveyancing and Assumption Instruments: (x) HLT shall use commercially reasonable efforts to cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (A) the respective Managing and Franchising Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the HLT Retained Assets, (B) PK and/or the respective Ownership Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Ownership Assets and (C) HGV and/or the respective Timeshare Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Timeshare Assets and (y) (i) HLT shall use commercially reasonable efforts to cause a member of the HLT Group to accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the HLT Retained Liabilities, (ii) PK shall, or shall cause a member of the PK Group to, Assume all of the Ownership Liabilities and (iii) HGV shall, or shall cause a member of the HGV Group to, Assume all of the Timeshare Liabilities, in each case, regardless of (I) when or where such Liabilities arose or arise, (II) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (III) where or against whom such Liabilities are asserted or determined or (IV) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the HLT Group, the PK Group or the HGV Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates. In the event and to the extent any such Transfers and Assumptions are not completed by the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers and Assumptions following the Effective Time in accordance with, and subject to the limitations of, Sections 2.5 and 2.6).

(c) Consents. The Parties shall use their commercially reasonable efforts to obtain the required Consents or Governmental Approvals to Transfer any Assets, Contracts, licenses, permits and/or authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by operation of Law cannot be Transferred or Assumed; provided, however, that the Parties shall cooperate and use their commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any required Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and Assumed pursuant to this Article II.

Section 2.3. Intercompany Accounts. Except as set forth in Section 7.1(b) and to the extent not otherwise settled, capitalized or otherwise eliminated pursuant to any Ancillary Agreement, all (i) intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements as set forth on Schedule 1.1(20), and other than payables created or required hereby or by any Ancillary Agreement or any Continuing Arrangements), if any, and (ii) intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system (A) between any member of the HLT Group, on the one hand, and any member of the PK Group or the HGV Group, on the other hand or (B) between any member of the PK Group, on the one hand, and any member of the HGV Group, on the other hand, in each case, which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Effective Time, shall be settled or capitalized, in each case as of the Effective Time, as may be agreed prior to the Effective Time by HLT, PK and/or HGV, and their respective Subsidiaries, as applicable. Each of the Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by such agreement or agreements in respect of such settlements or capitalizations.

Section 2.4. Limitation of Liability. No Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

Section 2.5. Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfer of Assets (including any entity) or Assumption of Liabilities contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and Assumed pursuant to this Article II.

(b) In the event that any such Transfer of Assets (including any entity) or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to (A) pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability or (B) perform any non-monetary Liabilities in the place of the Party retaining such Liability to the extent such performance is practicable, permitted under applicable Law and does not result in a breach or default (or give rise to any termination rights, penalties or other remedies for the benefit of any counterparty) under any applicable Contract. To the extent the foregoing applies to any Contracts to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.7, to the extent applicable. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all of the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the HLT Group, the HGV Group or the PK Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(c), to the extent permitted by applicable Law, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(c) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.5(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any substantial cost on any Party, be deemed to be effective as of the Effective Time.

(d) Costs and Expenses. Any costs and expenses incurred after the Effective Time and on or prior to the second anniversary of the Distribution Date to effect any Transfer of Assets (including any entity) or Assumption of Liabilities shall be shared equally between the Parties to which such Transfer of Assets or Assumption of Liabilities relates. Following the second anniversary of the Distribution Date, the Party retaining any Asset (including any entity) contemplated by this Agreement to be Transferred to another Party or retaining any Liability contemplated by this Agreement to be Assumed by another Party shall not be obligated to expend any money to Transfer such Asset to such other Party or have such other Party assume such Liability unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Party intended to be subject to such Liability. Other than costs and expenses incurred and reimbursed in accordance with the foregoing, nothing in this Section 2.5(d) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by Section 2.2 or Section 2.5.

(e) With respect to Assets and Liabilities described in Section 2.5(a), each of HLT, PK and HGV shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time (or the time of the Internal Distribution of OpCo common stock in the case of Assets intended to be part of the OpCo Contribution) and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time (or the time of the Internal Distribution of OpCo common stock in the case of Assets intended to be part of the OpCo Contribution) and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law, good faith resolution of a Tax Contest relating to Income Taxes or a Final Determination).

Section 2.6. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof (but subject to Section 2.5), any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to New York Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.7. Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.5, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Parties, and, subject to Section 2.5, from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, subject to Section 2.5, take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) At or prior to the Effective Time, each of HLT, PK and HGV shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Specified Ancillary Agreements and shall, subject to Section 2.5, use commercially reasonable efforts to enter into any other Ancillary Agreements and any other Contracts in respect of the Distributions reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby (provided, however, that for the avoidance of doubt the Managing and Franchising Agreements shall not become effective until after the Distributions).

Section 2.8. Guarantees; Letters of Credit.

(a) Except as otherwise set forth in Section 2.8(b), any member of the HLT Group, the PK Group or the HGV Group, as applicable (an “Existing Guarantor”), shall remain as the guarantor or obligor under any guarantee and/or letter of credit by such Existing Guarantor in favor of any member of another Group (a “Guaranteed Party”) to which it is a party, and the applicable Guaranteed Party shall indemnify and hold harmless the Existing Guarantor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VII).

(b) With respect to those guarantees and/or letters of credit set forth on Schedule 2.8(b), (i) HLT shall (with the reasonable cooperation of the applicable member of the HGV Group or PK Group) use its commercially reasonable efforts to have any member of the HGV Group and/or the PK Group removed as guarantor of or obligor for any HLT Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.8(b)(i), to the extent that they relate to HLT Retained Liabilities, (ii) PK shall (with the reasonable cooperation of the applicable member of the HLT Group or HGV Group) use commercially reasonable efforts to have any member of the HLT Group and/or the HGV Group removed as guarantor of or obligor for any Ownership Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.8(b)(ii), to the extent that they relate to Ownership Liabilities and (iii) HGV shall (with the reasonable cooperation of the applicable member of the HLT Group or PK Group) use commercially reasonably efforts to have any member of the HLT Group and/or the PK Group removed as guarantor of or obligor for any Timeshare Liability, to the fullest extent permitted by applicable Law, including in respect of those guarantees set forth on Schedule 2.8(b)(iii), to the extent that they relate to Timeshare Liabilities.

(c) At or prior to the Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”) in accordance with Section 2.8(b):

(i) of any member of the HLT Group, PK and/or HGV shall, as applicable, execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which PK or HGV, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached;

(ii) of any member of the PK Group, HLT and/or HGV shall, as applicable, execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which HLT or HGV, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(iii) of any member of the HGV Group, HLT and/or PK, shall, as applicable, execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which HLT or PK, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(d) If HLT, PK or HGV is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (b) and (c) of this Section 2.8, (i) the relevant member of the HLT Group, PK Group or HGV Group, as applicable, that has assumed the underlying Liability with respect to such guaranty shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VII) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of HLT, PK and HGV, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Section 2.9. Return of Assets and Payments.

(a) In the event that, at any time from and after the Effective Time, any Party (or any member of its Group) discovers that it or one of the members of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Effective Time), such Party shall promptly Transfer, or cause to be Transferred, such Asset or Liability to the Person so entitled thereto (and the applicable Party shall cause such entitled Person to accept such Asset or Assume such Liability) for no further consideration. Prior to any such transfer, such Asset shall be held in accordance with the other provisions of Section 2.5.

(b) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 11.6. The provisions of this Section 2.9(b) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(c) As between any two Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by any Party (or member of its Group) that relate to a Business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

Section 2.10. Disclaimer of Representations and Warranties. EACH OF HLT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE HLT GROUP), PK (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PK GROUP), AND HGV (ON BEHALF OF ITSELF AND EACH MEMBER OF THE HGV GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN, NON-INFRINGEMENT, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL

PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

Section 3.1. Certificates of Incorporation; By-laws.

(a) PK. On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of amended and restated certificate of incorporation and form of amended and restated by-laws filed by PK with the Commission as exhibits to the PK Form 10, to be effective as of the Effective Time.

(b) HGV. On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of amended and restated certificate of incorporation and form of amended and restated by-laws filed by HGV with the Commission as exhibits to the HGV Form 10, to be effective as of the Effective Time.

Section 3.2. Directors.

(a) HLT. On or prior to the Distribution Date, HLT shall take all necessary actions, including procuring the resignations of the directors named on Schedule 3.2(a), such that, at the Effective Time, its Board shall include the individuals named on Schedule 3.2(a).

(b) PK. On or prior to the Distribution Date, HLT shall take all necessary action to cause the Board of Directors of PK to include, at the Effective Time, the individuals identified in the PK Information Statement as director nominees of PK.

(c) HGV. On or prior to the Distribution Date, HLT shall take all necessary action to cause the Board of Directors of HGV to include, at the Effective Time, the individuals identified in the HGV Information Statement as director nominees of HGV.

Section 3.3. Officers.

(a) HLT. On or prior to the Distribution Date, HLT shall take all necessary actions, including procuring the resignations of its officers, such that at the Effective Time its officers shall be the individuals named on Schedule 3.3(a).

(b) PK. On or prior to the Distribution Date, HLT shall take all necessary action to cause the individuals identified as such in the PK Information Statement to be officers of PK as of the Effective Time.

(c) HGV. On or prior to the Distribution Date, HLT shall take all necessary action to cause the individuals identified as such in the HGV Information Statement to be officers of HGV as of the Effective Time.

Section 3.4. Resignations and Removals.

(a) PK. On or prior to the Distribution Date or as soon thereafter as practicable, (i) HLT shall cause all of its employees and any employees of its Subsidiaries (excluding any employees of any member of the PK Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the PK Group in which they serve, and (ii) PK shall cause all of its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the HLT Group or the HGV Group in which they serve.

(b) HGV. On or prior to the Distribution Date or as soon thereafter as practicable, (i) HLT shall cause all of its employees and any employees of its Subsidiaries (excluding any employees of any member of the HGV Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the HGV Group in which they serve, and (ii) HGV shall cause all of its employees and any employees of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the HLT Group or the PK Group in which they serve.

(c) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the applicable Information Statement as the Person who is to hold such position or office following the applicable Distribution.

ARTICLE IV

EFFECTING THE DISTRIBUTION; CONDITIONS TO THE DISTRIBUTION

Section 4.1. Stock Dividends to HLT Stockholders.

(a) PK. On the Distribution Date, HLT shall cause the Distribution Agent to distribute all of the outstanding shares of PK Common Stock then owned by HLT to holders of HLT Common Stock on the Distribution Record Date, and to credit the appropriate number of such shares of PK Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of PK Common Stock. For stockholders of HLT who own HLT Common Stock through a broker or other nominee, their shares of HLT Common Stock shall be credited to their respective accounts by such broker or nominee. Unless otherwise provided for in the Employee Matters Agreement, each holder of HLT Common Stock on the Distribution Record Date (or such holder’s designated transferee or transferees) shall be entitled to receive in the PK Distribution one (1) share of PK Common Stock, or such other number of shares of PK Common Stock as shall have been approved by the Board and set forth in the PK Information Statement, for every                  share[s] of HLT Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares (and, if applicable, cash in lieu of any fractional shares) of PK Common Stock such stockholder is entitled to in the PK Distribution. HLT shall cause the Distribution Agent to aggregate fractional shares to which holders of HLT Common Stock would otherwise be entitled into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds from the sales pro rata to each holder of HLT Common Stock who would otherwise have been entitled to receive a fractional share in the PK Distribution.

(b) HGV. On the Distribution Date, HLT shall cause the Distribution Agent to distribute all of the outstanding shares of HGV Common Stock then owned by HLT to holders of HLT Common Stock on the Distribution Record Date, and to credit the appropriate number of such shares of HGV Common

Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of HGV Common Stock. For stockholders of HLT who own HLT Common Stock through a broker or other nominee, their shares of HGV Common Stock shall be credited to their respective accounts by such broker or nominee. Unless otherwise provided for in the Employee Matters Agreement, each holder of HLT Common Stock on the Distribution Record Date (or such holder’s designated transferee or transferees) shall be entitled to receive in the HGV Distribution one (1) share of HGV Common Stock, or such other number of shares of HGV Common Stock as shall have been approved by the Board and set forth in the HGV Information Statement, for every                  share[s] of HLT Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares (and, if applicable, cash in lieu of any fractional shares) of HGV Common Stock such stockholder is entitled in the HGV Distribution. HLT shall cause the Distribution Agent to aggregate fractional shares to which holders of HLT Common Stock would otherwise be entitled into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds from the sales pro rata to each holder of HLT Common Stock who would otherwise have been entitled to receive a fractional share in the HGV Distribution.

Section 4.2. Actions in Connection with the Distribution.

(a) Prior to the Distribution Date, each of PK and HGV shall file such amendments and supplements to their respective Form 10s as HLT may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to their respective Form 10s as may be required by the Commission or federal, state or foreign securities Laws. Each of PK and HGV shall mail to the holders of HLT Common Stock, at such time on or prior to the Distribution Date as HLT shall determine, a Notice of Internet Availability of Information Statement Materials, as well as any other information concerning PK or HGV, as applicable, their business, operations and management, the Plan of Reorganization, the PK Distribution or HGV Distribution, as applicable, and such other matters as HLT shall reasonably determine are necessary and as may be required by Law. Promptly after receiving a request from HLT, to the extent requested, each of PK and HGV shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that HLT reasonably determines is necessary or desirable to effectuate the applicable Distribution, and HLT, PK and HGV shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b) Each of PK and HGV shall use commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable (but in any case prior to the Effective Time), effective registration statements or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of such Party.

(c) To the extent not already approved and effective, each of PK and HGV shall use commercially reasonable efforts to have approved and made effective, the respective application for the original listing of the PK Common Stock and HGV Common Stock, as applicable, to be distributed in the applicable Distribution on the NYSE, subject to official notice of distribution.

(d) Each Party shall provide all cooperation reasonably requested by the other Parties that is necessary or desirable in connection with the Financing Arrangements.

(e) Nothing in this Section 4.2 shall be deemed to shift or otherwise impose Liability for any portion of such Form 10s or Information Statements to HLT.

Section 4.3. Sole Discretion of HLT. HLT shall, in its sole and absolute discretion, determine the Distribution Date, the Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, HLT may, in accordance with Section 11.10, at any time and from time to time until the completion of the Distribution decide to abandon the PK Distribution and/or the HGV Distribution or modify or change the terms of the PK Distribution and/or the HGV Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, HLT shall have the right not to complete the Distribution if, at any time prior to the Effective Time, the Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of HLT or its stockholders.

Section 4.4. Conditions to the Distribution. Subject to Section 4.3, the following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of HLT and shall not give rise to or create any duty on the part of HLT or the Board to waive or not waive any such condition.

(a) The applicable Form 10 shall have been declared effective by the Commission, no stop order suspending the effectiveness thereof shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the applicable Information Statement (or applicable Notice of Internet Availability of Information Statement Materials) shall have been mailed to the holders of HLT Common Stock;

(b) With respect to the (i) PK Distribution, the PK Common Stock to be delivered in the PK Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution and (ii) HGV Distribution, the HGV Common Stock to be delivered in the HGV Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c) Prior to the Distribution Date, HLT shall have obtained an opinion from Simpson Thacher & Bartlett LLP, its tax counsel, in form and substance satisfactory to HLT (in its sole discretion), to the effect that the Distribution should qualify as a tax-free distribution under Section 355 of the Code;

(d) On or prior to the Distribution Date, Blackstone shall have delivered the Waiver Letter to PK;

(e) Prior to the Distribution Date, with respect to the PK Distribution, PK shall have obtained an opinion from Hogan Lovells US LLP, in form and substance reasonably satisfactory to PK, to the effect that, commencing with PK’s taxable year ending December 31, 2016, PK should have been organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation should enable it to meet the requirements for qualification and taxation as a REIT;

(f) The IRS Ruling shall not have been revoked or modified in any material respect;

(g) Prior to the Distribution Date, the Board shall have obtained opinions from a nationally recognized valuation firm, in form and substance satisfactory to HLT, with respect to the capital adequacy and solvency of each of HLT, PK and HGV after giving effect to the Distribution;

(h) Any material Governmental Approvals and other Consents necessary to consummate the applicable Distribution or any portion thereof shall have been obtained and be in full force and effect, it being understood that, for the avoidance of doubt, the Governmental Approvals and Consents contemplated by Section 2.5 shall not be deemed necessary to consummate any Distribution;

(i) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the applicable Distribution shall be pending, threatened, issued or in effect, and no other event outside the control of HLT shall have occurred or failed to occur that prevents the consummation of all or any portion of the applicable Distribution;

(j) No other events or developments shall have occurred or failed to occur prior to the Distribution Date that, in the judgment of the Board, would result in the Distribution having a material adverse effect on HLT or its stockholders;

(k) The Financing Arrangements described in the applicable Information Statements as having occurred prior to the Distribution shall have been consummated on or prior to the Distribution;

(l) The Plan of Reorganization shall have been completed, except for such steps as HLT in its sole discretion shall have determined may be completed after the Effective Time;

(m) The actions and events set forth in Sections 3.1, 3.2 and 3.3 shall have occurred;

(n) The Board shall have approved the Distribution, which approval may be given or withheld at its absolute and sole discretion;

(o) Each Specified Ancillary Agreement shall have been executed by each party thereto.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. Intellectual Property. Each Party shall not use or exploit the Intellectual Property of the other Parties after the Effective Time, except (i) as permitted in the Ancillary Agreements, (ii) as required by applicable Law, (iii) as permitted by the “fair use” or similar doctrines or defenses, or (iv) for neutral, non-trademark use of the other Parties’ Trademarks to describe the history of each Party’s respective business. Subject to the terms and conditions herein, effective as of the Distribution Date, HLT grants to the Subsidiaries of PK a non-exclusive, non-sublicensable, non-assignable license to continue to maintain and renew any corporate or trade name registrations that (i) contain any Trademarks owned by HLT or its Subsidiaries as of the Distribution Date, (ii) are owned by such Subsidiaries of PK as of the Distribution Date and (iii) are duly registered and are in good standing (and are used in connection with Subsidiaries of PK that exist and are in good standing) as of the Distribution Date. The above license does not give PK and its Subsidiaries the right to (a) file for new registrations containing any Trademarks owned by HLT or its Subsidiaries, (b) use any Trademarks owned by HLT or its Subsidiaries as the corporate, trade or other name of any entity not in existence and good standing as of the Distribution Date, (c) represent to any Person that PK or any of its Subsidiaries is affiliated with or doing business as HLT or an Affiliate thereof or (d) make trademark use of any Trademark owned by HLT or its Subsidiaries or apply to register or register any such Trademarks (as any type of Trademark) or use such Trademarks in any manner other than as set forth above.

Section 5.2. Administration of Specified Shared Expenses. HLT shall be responsible for administering each Specified Shared Expense. Each Party shall be responsible for payment of its Applicable Percentage of any Specified Shared Expense, except with respect to certain Specified Shared Expenses otherwise allocated among the Parties as set forth on Schedule 1.1(98). HLT shall invoice each of PK and HGV on a quarterly basis, and PK and HGV shall each promptly following invoice reimburse HLT for its allocable share of such Specified Shared Expenses. In addition, HLT shall, in connection with each invoice, provide a quarterly estimated budget (for informational and planning purposes only) to PK and HGV of Specified Shared Expenses for the following quarter.

Section 5.3. Cooperation. From and after the Effective Time and subject to compliance with the other provisions of this Agreement (including Section 8.6) and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to each other Party (and any member of their respective Groups) in connection with the completion of the Plan of Reorganization (including assisting in the preparation of the Distributions) and the Distributions, (ii) provide knowledge transfer regarding its applicable Business or HLT’s historical business at the reasonable request of another Party, (iii) reasonably assist each other Party in the orderly and efficient transition in becoming an independent company to the extent set forth in the Transition Services Agreement and (iv) reasonably assist each other Party to which such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement, in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as set forth in Section 2.5, as may otherwise be agreed to by the Parties in writing or as contemplated by the immediately following sentence, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. If an employee of one Party is requested to dedicate a significant portion or his or her working time to a project requested by another Party, the Parties agree that such services shall only be provided if contemplated by the Transition Services Agreement, in which case such services shall be provided in accordance with the terms of the Transition Services Agreement. In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available those employees with particular knowledge of any function or service of which another Party was not allocated the employees, agents or consultants involved in such function or service in connection with the Plan of Reorganization (including, employee benefits functions, risk management, etc.) and the Distributions.

Section 5.4. Periodic Meetings. Unless otherwise agreed to by the Parties, at least once during each fiscal quarter during the two (2) year period following the Distribution Date, the Parties shall hold a meeting for the purpose of sharing Information related to this Agreement, any Shared Contingent Liabilities or the preparation of any Party’s financial statements. Each Party shall designate between one (1) and three (3) persons as its standing representatives for such meetings. The Managing Party shall be responsible for scheduling such meeting at reasonably consistent and convenient times and on no less than thirty (30) days’ notice. The Parties’ standing representatives and others may participate in such meetings in person or other medium by which all participants may hear each other.

Section 5.5. No Solicit; No Hire.

(a) None of HLT, PK or HGV or any member of their respective Groups shall, from the Effective Time through and including the date set forth on Schedule 5.5, without the prior written consent of the applicable Party, directly or indirectly, recruit, solicit, hire or retain any person who is an employee specified on Schedule 5.5 of any other Party or its Subsidiaries as of the Effective Time or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, any other Party or its Subsidiaries; provided, however, that (i) nothing in this Section 5.5 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party or, except with respect to employees defined as “CEOs” and “Directly Reporting Employees” on Schedule 5.5, any hiring as a result thereof, and (ii) the prohibitions of this Section 5.5 shall not apply (A) with respect to employees who have been terminated by a Party and (B) following a Change in Control of HLT, PK or

HGV, as applicable, with respect to the employees of such Party. The Parties agree that irreparable damage may occur in the event that the provisions of this Section 5.5 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In respect of countries whose local Laws declare as invalid or unenforceable or prohibit any agreement between employers not to hire Employees (as defined in the Employee Matters Agreement) of the other, the Parties shall not have an agreement not to hire Employees of the other but agree not to actively solicit the services of each other’s Employees for such period on and after the Effective Time as specified in this Section 5.5.

(b) For purposes of this Agreement, “Change in Control” shall mean, with respect to any of HLT, PK or HGV, the occurrence of any one of the following after the Effective Time: (i) the direct or indirect Transfer (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of HLT, PK or HGV, as applicable, and those of such Party’s Subsidiaries, taken as a whole, to one or more Persons, other than to such Party or one of such Party’s Subsidiaries; (ii) the first day on which a majority of the members of the board of directors of HLT, PK or HGV, as applicable, is not composed of Continuing Directors; (iii) the consummation of any transaction including any merger, amalgamation, arrangement or consolidation the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of HLT, PK or HGV, as applicable; (iv) any of HLT, PK or HGV, as applicable, consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, any of HLT, PK or HGV, in any such event pursuant to a transaction in which any of the outstanding voting stock of HLT, PK or HGV, as applicable, or of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of such Party’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving Person immediately after giving effect to such transaction; or (v) the adoption of a plan relating to the liquidation or dissolution (other than a liquidation into a newly formed holding company) of HLT, PK or HGV, as applicable. Notwithstanding the foregoing, a transaction described in clause (iii) above will not be deemed to involve a Change in Control if (a) HLT, PK or HGV, as applicable, becomes a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (b)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of such Party’s voting stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the then outstanding voting stock, measured by voting power, of such holding company. Following any such transaction referred to in the foregoing sentence, references in this definition to HLT, PK or HGV, as applicable, shall be deemed to refer to such holding company. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Securities Exchange Act of 1934.

ARTICLE VI

SHARED CONTINGENT LIABILITIES

Section 6.1. Shared Contingent Liabilities. From and after the Effective Time, except as otherwise expressly set forth in this Article VI or the Tax Matters Agreement (with respect to Taxes) and without limiting the indemnification provisions of Article VII, HLT, PK and HGV shall each be responsible for (i) its Applicable Percentage of any Shared Contingent Liabilities pursuant to and in accordance with the relevant provisions of Article VII and, without duplication, (ii) its Applicable Percentage of any Specified Shared Expenses related to or arising out of any Shared Contingent Liability. Any amounts owed in respect of any Shared Contingent Liabilities other than Specified Shared Expenses (which are addressed pursuant to Section 5.2) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto and a calculation of the amounts owed by each Party based on such Party’s Applicable Percentage) to the Party or Parties owing such amount and such costs and expenses shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other Parties with respect thereto; provided, however, that if so directed by the Party providing the invoice, in lieu of remitting amounts directly to the Party providing the invoice, the owing Party shall remit the owed amount directly to the appropriate third party or parties or to an account established by the invoicing Party for the benefit of the Parties, in which case each Party shall contribute its Applicable Percentage of such amount to such account for the benefit of the Parties. It shall not be a defense to any obligation by any Party to pay any amounts, whether pursuant to this Article VI or in respect of Indemnifiable Losses pursuant to Article VII, in respect of any Shared Contingent Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Shared Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability.

Section 6.2. Management of Shared Contingent Liabilities.

(a) “Managing Party” shall initially mean HLT or such other Party as may be identified on Schedule 1.1(97); provided, however, another Party may become the Managing Party with respect to any Shared Contingent Liabilities or other matters set forth in this Agreement upon the prior written agreement of each of the Parties.

(b) Except as provided in the Tax Matters Agreement (with respect to management of Tax Contests), the Managing Party shall, on behalf of the other Parties, have sole and exclusive authority to, and shall actively and diligently, commence, prosecute, manage, control, conduct or defend (or assume or conduct the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to, on behalf of the other Parties, any Action or Third Party Claim with respect to a Shared Contingent Liability (including with respect to those Shared Contingent Liabilities set forth on Schedule 1.1(97)). The Managing Party shall use its commercially reasonable efforts to promptly notify the other Parties in the event that it receives notice of any Shared Contingent Liability including any claim or demand relating thereto; provided, that the failure to provide such notice shall not give rise to any rights on the part of the other Parties against the Managing Party or affect any other provision of this Section 6.2, except to the extent any Party is actually and materially prejudiced thereby in a manner different from any other Party. No Party other than the Managing Party shall consent to the entry of any judgment or enter into any settlement with respect to any Shared Contingent Liability without the prior written consent of the Managing Party and the other Party. Any settlement by the Managing Party shall be subject to without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

(c) The Managing Party shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Parties of the status of and developments relating to any matter involving a Shared Contingent Liability and provide copies of any material document, notices or other materials related to such matters; provided, that the failure to provide any such information shall not be a basis for liability of the Managing Party except and solely to the extent the receiving Party shall have been actually and materially prejudiced thereby in a manner different than any other Party. Each Party shall cooperate fully with the Managing Party in its management of any of such

Shared Contingent Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing access to such Party’s Records and other Information and employees as set forth in Section 6.3).

(d) In the event of any dispute as to whether any Liability is a Shared Contingent Liability as set forth in Section 6.4(b), the Managing Party may, but shall not be obligated to, commence prosecution or other assertion of such claim or right pending resolution of such dispute. In the event that the Managing Party commences any such prosecution or assertion and, upon resolution of the dispute (pursuant to Article IX or otherwise), it is determined that such Liability is not a Shared Contingent Liability and that such Liability belongs to another Party, pursuant to the provisions of this Agreement or any Ancillary Agreement, the Managing Party shall cease the prosecution or assertion of such right or claim and the applicable Parties shall cooperate to transfer the control thereof to the applicable other Party. In such event, the applicable other Party shall promptly reimburse the Managing Party (or any other Party who has fronted costs and expenses) for all out-of-pocket costs and expenses incurred to such date in connection with the prosecution or assertion of such claim or right (which shall not include the costs of salaries and benefits of employees of the Managing Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing).

Section 6.3. Access to Information; Certain Services; Expenses.

(a) Access to Information and Employees by the Managing Party. Unless otherwise prohibited by Law, in connection with the management and disposition of any Shared Contingent Liability, each of the Parties shall make readily available to and afford to the Managing Party and its authorized accountants, counsel and other designated representatives reasonable access, subject to appropriate restrictions for classified Information, Confidential Information or Privileged Information, to the employees, properties, Records and other Information of such Party and the members of such Party’s Group insofar as such access relates to the relevant Shared Contingent Liability; it being understood by the Parties that such access as well as any services provided pursuant to Section 6.3(b) below may require a significant time commitment on the part of such Party’s employees and that any such commitment shall not otherwise limit any of the rights or obligations set forth in this Article VI; it also being understood that such access and such services provided shall not unreasonably interfere with any of such Party’s employees’ normal functions. Nothing in this Section 6.3(a) shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

(b) Certain Services. Each of HLT, PK and HGV shall make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, counsel and agents to assist in the management (including, if applicable, as witnesses in any Action) of any Shared Contingent Liabilities to the extent that such Persons may reasonably be required in connection with the prosecution, defense or day-to-day management of any Shared Contingent Liability. In respect of the foregoing, Schedule 1.1(97) sets forth certain identified Shared Contingent Liabilities, respectively, and identify (but do not limit) those employees and agents who shall assist the Managing Party in its management of such Shared Contingent Liabilities.

(c) Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access and other services pursuant to this Section 6.3 (including by the Managing Party) shall be borne by the Party providing such access and services (other than for actual out-of-pocket costs and expenses, which shall constitute Specified Shared Expenses) and shall be shared by the other Parties accordingly.

(d) Other Specified Shared Expenses. The Managing Party (and the Party or Parties providing assistance to the Managing Party pursuant to Section 6.3(b)) shall be entitled, upon presentation of reasonable supporting documentation thereof, to reimbursement by the other Parties (in accordance with their Applicable Percentages) of any out-of-pocket costs and expenses (which shall include, in the case of the Managing Party, the pro rata portion of the costs of salaries and benefits of such employees with respect to whom at least     % of their professional time over a period of one month or greater is dedicated to the management or defense of such Shared Contingent Liability) related to or arising out of defending or managing any such Shared Contingent Liability from PK and HGV, as applicable, from time to time when invoiced, but no more frequently than quarterly, in advance of a final determination or resolution of any Action related to a Shared Contingent Liability. Specified Shared Expenses in respect of Shared Contingent Liabilities shall also include the reasonable out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 6.3(b) with respect to any Third Party Claim that is a Shared Contingent Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Managing Party) to be posted by the Managing Party in respect of any claim and shall not include the costs of salaries and benefits of employees or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing).

Section 6.4. Notice Relating to Shared Contingent Liabilities; Disputes.

(a) In the event that any Party or any member of such Party’s Group or any of their respective Affiliates, becomes aware of (i) any Liability that may be a Shared Contingent Liability, (ii) any matter or occurrence that has given or could give rise to a Shared Contingent Liability or (iii) any matter that is material and is reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Shared Contingent Liability, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would reasonably require earlier notice) notify each of the Managing Party and the other Party of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that no Party shall be liable for the failure to provide such notice except and solely to the extent the Managing Party and the other Party shall have been actually prejudiced as a result of such failure in a manner different than any other Party.

(b) In the event that any Party disagrees whether a claim, obligation or Liability is a Shared Contingent Liability or whether such claim, obligation or Liability is a Liability allocated to one of the Parties pursuant to this Agreement or any Ancillary Agreement, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article IX.

Section 6.5. Cooperation with Governmental Entity. If, in connection with any Shared Contingent Liability, a Party is required by Law to respond to and/or cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party with respect to such Shared Contingent Liability; provided, that to the extent such consultation was not practicable such Party shall promptly inform the Managing Party of such cooperation and/or response to the Governmental Entity and the subject matter thereof. In the event that any Party is requested or required by any Governmental Entity in connection with any Shared Contingent Liability pursuant to written or oral question or request for Information or documents in any legal or administrative proceeding, review, interrogatory, subpoena, investigation, demand, or similar process, such Party shall notify the Managing Party promptly of the request or requirement and such Party’s response thereto, and shall use commercially reasonable efforts to consult with the Managing Party with respect to the nature of such Party’s response to the extent practicable and not in violation of any attorney-client Privilege or legal process.

Section 6.6. Default. In the event that one or more of the Parties defaults in any full or partial payment in respect of any Shared Contingent Liability (as provided in this Article VI and in Article VII), including the payment of the costs and expenses of the Managing Party, then each non-defaulting Party (including HLT) shall be required to pay its relative Applicable Percentage of the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay its obligations in respect of such Shared Contingent Liability (both for past and future obligations) and any non-defaulting Party may exercise any available legal remedies available against such defaulting Party.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 7.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article VII, each Party (A) for itself and each member of its respective Group, their respective Affiliates as of the Effective Time and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the other Parties and the other members of such other Parties’ Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Plan of Reorganization and all other activities to implement the Plan of Reorganization and the Distributions and any of the other transactions contemplated hereunder and under the Ancillary Agreements and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Action or claim against any member of the other Groups in respect of any such Liabilities.

(b) Nothing contained in Section 7.1(a) shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 7.1(a) shall release any Person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to any Shared Contingent Liability, (B) with respect to HLT, any HLT Retained Liability, (C) with respect to PK, any Ownership Liability and (D) with respect to HGV, any Timeshare Liability;

(ii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group or its Affiliates at the request or on behalf of a member of another Group;

(iii) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(iv) any Liability with respect to any Continuing Arrangements set forth on Schedule 1.1(20); and

(v) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for claims brought against the Parties by other Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VII and, if applicable, the appropriate provisions of the Ancillary Agreements.

In addition, nothing contained in Section 7.1(a) shall release HLT from indemnifying any director, officer or employee of PK and HGV who was a director, officer or employee of HLT or any of its Affiliates prior to the Effective Time or the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 7.1(a), with respect to any Liabilities released pursuant to Section 7.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 7.1, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in Sections 7.1(a) and 7.1(b). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 7.1 to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.

Section 7.2. Indemnification by HLT. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, HLT shall and shall cause the other members of the HLT Group to indemnify, defend and hold harmless the Ownership Indemnitees and the Timeshare Indemnitees from and against any and all Indemnifiable Losses of the Ownership Indemnitees and the Timeshare Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (a) the HLT Retained Liabilities or alleged HLT Retained Liabilities or (b) any breach by HLT of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder. In furtherance of the foregoing, HLT and OpCo shall be jointly and severally liable to any of the Ownership Indemnitees for any and all Indemnifiable Losses of the Ownership Indemnitees arising out of, by reason of or otherwise in connection with the foregoing.

Section 7.3. Indemnification by PK. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, PK shall and shall cause the other members of the PK Group to indemnify, defend and hold harmless the Managing and Franchising Indemnitees and the Timeshare Indemnitees from and against any and all Indemnifiable Losses of the Managing and Franchising Indemnitees and the Timeshare Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (a) the Ownership Liabilities or alleged Ownership Liabilities or (b) any breach by PK of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder. In furtherance of the foregoing, any and all payments by PK or any other members of the PK Group in respect of Indemnifiable Losses of the Managing and Franchising Indemnitees arising out of, by reason of or otherwise in connection with the foregoing shall be made directly to OpCo or one or more of its Subsidiaries.

Section 7.4. Indemnification by HGV. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, HGV shall and shall cause the other members of the HGV Group to indemnify, defend and hold harmless the Managing and Franchising Indemnitees and the Ownership Indemnitees from and against any and all Indemnifiable Losses of the Managing and Franchising Indemnitees and the Ownership Indemnitees, respectively, arising out of, by reason of or otherwise in connection with (a) the Timeshare Liabilities or alleged Timeshare Liabilities or (b) any breach by HGV of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.5. Procedures for Indemnification.

(a) Other than with respect to Third Party Claims, which shall be governed by Section 7.5(b), and Shared Contingent Liabilities, which shall be governed by Section 6.4, each Managing and Franchising Indemnitee, Ownership Indemnitee and Timeshare Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article VII or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Each such Indemnitee shall provide the applicable Indemnifying Party with reasonable access, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with the normal business operations of such Indemnitee, to its books and records, properties and personnel relating to the claim the Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement.

(b) Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party

Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Shared Contingent Liability, such Party, as appropriate, shall give the Managing Party written notice thereof within thirty (30) days after such Person becomes aware of such Third Party Claim subject to and in compliance with Section 6.4; provided, however, that if the first notice is a lawsuit or other notice documentation requiring a timely response, such notice documentation shall be delivered immediately (and in any event within five (5) Business Days). Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, if applicable, to the Managing Party), promptly (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c) Other than in the case of (i) a Shared Contingent Liability (the defense of which shall be assumed and controlled by the Managing Party) or (ii) Taxes addressed in the Tax Matters Agreement, an Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable (provided that insurer-appointed counsel shall be automatically deemed acceptable) to the applicable Indemnitees, within thirty (30) days of the receipt of such notice from such Indemnitees; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation or (ii) seeks injunctive relief against the Indemnitee but shall have the right to employ separate counsel to participate in (but not control) the defense, compromise or settlement thereof at its own expense. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if (i) the Third Party Claim is not a Shared Contingent Liability and (ii) the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d) Notwithstanding any assumption of defense of a Third Party Claim by an Indemnifying Party in accordance with Section 7.5(c), in the event that in the course of defending such Third Party Claim the Indemnifying Party or another Party shall become aware that the subject matter of such Third Party Claim relates to a Liability of another Party and not to a Liability of such Indemnifying Party, then the Indemnifying Party shall, subject to the prior written consent of the other Party to which such Liability belongs, use commercially reasonable efforts to transfer the defense of such claim to such other Party, and shall thereafter cooperate fully with such other Party in such defense and make available to such other Party, at such Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating to such Third Party Claim as are reasonably required by such other Party.

(e) Other than in the case of a Shared Contingent Liability, if an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. However, the Indemnifying Party shall, subject to the prior written consent of the other Party to which such Liability belongs, use commercially reasonable efforts to transfer the defense of such claim to such other Party, and shall thereafter cooperate fully with such other Party in such defense and make available to such other Party, at such Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating to such Third Party Claim as are reasonably required by such other Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitee’s expense, all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(f) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim (with any Shared Contingent Liability governed by Article VI) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(g) In the case of a Third Party Claim (including in respect of a Shared Contingent Liability), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed) if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief, to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is a Shared Contingent Liability, the Managing Party shall be subject to the same requirement to seek the consent of the other Parties in connection with any such judgment or settlement.

(h) Notwithstanding anything to the contrary in this Article VII, subject to Article VI, the Managing Party shall, on behalf of the other Parties, have sole and exclusive authority to, and shall actively and diligently, commence, prosecute, manage, control, conduct or defend (or assume or conduct the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Action or Third Party Claim with respect to a Shared Contingent Liability.

(i) Except as otherwise set forth in Section 5.5, Article VI and Section 8.6, or as set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VII against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article VII shall be resolved in accordance with Article IX.

Section 7.6. Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that is not a Shared Contingent Liability and that implicates two or more Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b) Each of HLT, PK and HGV agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 7.7. Indemnification Payments. Indemnification required by this Article VII shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 7.8. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification pursuant to this Article VII including, for the avoidance of doubt, in respect of any Shared Contingent Liability, shall be calculated (i) net of insurance proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits actually realized in accordance with, and subject to, the principles set forth or referred to in Section 7.3 of the Tax Matters Agreement, and increased in accordance with, and subject to, the principles set forth in Section 7.3 of the Tax Matters Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VII to any Indemnitee pursuant to this Article VII shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties acknowledge that the indemnification provisions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums or Insurance Proceeds under the Excluded Policies) to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article VII; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.

Section 7.9. Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder; and (iii) any termination of this Agreement following the Effective Time.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities.

(c) Notwithstanding anything to the contrary in this Agreement, in the event that counsel or independent accountants for a Protected REIT determine that there exists a material risk that any indemnification payments due under this Agreement would be treated as Nonqualifying Income upon the payment of such amounts to the relevant Indemnitee, the amount paid to the Indemnitee pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to the Indemnitee in such year without causing the Protected REIT to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to the Protected REIT. If the amount payable for any tax year pursuant to the preceding sentence is less than the amount which the relevant Indemnifying Party would otherwise be obligated to pay to the relevant Indemnitee pursuant to this Agreement (the “Expense Amount”), then: (1) the Indemnifying Party shall place the Expense Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Indemnitee (which shall include that (y) the amount in the Escrow Account shall be treated as the property of the Indemnifying Party, unless it is released from such Escrow Account to the Indemnitee, and (z) all income earned upon the amount in the Escrow Account shall be treated as the property of the Indemnifying Party and reported, as and to the extent required by applicable Law, by the escrow agent to the Internal Revenue Service (“IRS”), or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned by the Indemnifying Party whether or not said income has been distributed during such taxable year) and shall not release any portion thereof to the Indemnitee, and the Indemnitee shall not be entitled to any such amount, unless and until the Indemnitee delivers to the Indemnifying Party, at the sole option of the relevant Protected REIT, (i) an opinion (an “Expense Amount Tax Opinion”) of the Protected REIT’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from the Protected REIT’s independent accountants indicating the maximum portion of the Expense Amount that can be paid at that time to the Indemnitee without causing the Protected REIT to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to the Protected REIT indicating that the receipt of any Expense Amount hereunder will not cause the Protected REIT to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”); (2) pending the delivery of a Release Document by the Indemnitee to the Indemnifying Party, the Indemnitee shall have the right, but not the obligation, to borrow the Expense Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to the Indemnitee that (i) requires the Indemnifying Party to lend the Indemnitee immediately available cash proceeds in an amount equal to the Expense Amount, and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of the Indemnitee or any guarantor of the Indemnitee, including the Protected REIT, at the time of such loan, and (B) a fifteen (15) year maturity with no periodic amortization; and (3) the Indemnitee shall bear all costs and expenses with respect to the escrow as contemplated by clauses (1) and (2) in this Section 7.9(c).

ARTICLE VIII

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1. Preservation of Corporate Records

(a) The Parties shall comply with those document retention policies as shall be set forth on Schedule 8.1(a) hereto or otherwise established and agreed to in writing by their respective authorized officers at or prior to the Effective Time in respect of Records and related matters.

(b) Notwithstanding anything to the contrary herein and other than with respect to Tax Records (in which event the provisions of the Tax Matters Agreement shall govern), if on or before the sixth (6th) anniversary of the Distribution Date HLT (or any Affiliate of HLT) wishes to destroy any Records that were in existence as of the Effective Date, then HLT shall (or shall cause such Affiliate to) give sixty (60) days’ prior written notice, including a reasonable description of the Records it wishes to destroy, to the other Parties and (to the extent permitted by applicable Law) each other Party shall have the right at its option and expense, upon prior written notice given within such sixty (60) day period to the other two Parties, to take possession or make copies of such Records within thirty (30) days after the date such notice is given by such Party to the other Parties, it being understood that in the event both other Parties wish to take possession of such Records, such Parties shall (i) agree on which Party shall be entitled to retain such Records and (ii) share equally the reasonable costs incurred by the other non-destroying Party in making copy of such Records within such thirty (30) day period.

Section 8.2. Financial Statements and Accounting. Each Party agrees to provide the following assistance and reasonable access to its properties, Records, other Information and personnel set forth in this Section 8.2, (i) at any time, with the consent of the other applicable Party (not to be unreasonably withheld or delayed) for reasonable business purposes relating to financial reporting and other regulatory obligations (including disclosure obligations) or other obligations to Governmental Entities; (ii) from the Effective Time until the later of (a) March 31, 2019 and (b) completion of each Party’s audit for the fiscal year ending December 31, 2016, in connection with the preparation and audit of each Party’s financial statements for the fiscal years ended December 31, 2016 and 2017 (including financial statements for any interim periods), the printing, filing and public dissemination of such financial statements and the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required; (iii) in the event that any Party changes its independent auditors within three (3) years following the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 8.2 for a period of up to one hundred and eighty (180) days from such change; and (iv) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission. Without limiting the foregoing, each Party agrees as follows:

(a) Financial Statements. Each Party shall provide reasonable access to the other Party in accordance with the timing set forth on Schedule 8.2(a) to all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its quarterly and annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and the Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance, if requested, to each other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, for 2016 and 2017.

(b) Access to Personnel and Records. Except to the extent otherwise contemplated by the Ancillary Agreements, each Party shall authorize its respective auditors to make reasonably available to each other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Parties’ Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the other Parties and to such Other Parties’ Auditors and management its personnel and Records and other Information in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments for 2016 and 2017.

(c) Annual Reports. Each Party shall deliver to the other Parties a reasonably complete draft of the first report on Form 10-K to be filed with the Commission (or otherwise) that includes its respective financial statements (in the form expected to be covered by the audit report of such Party’s independent auditors) for the year ended December 31, 2016 (such reports, collectively, the “Annual Reports”), on or prior to the time set forth on Schedule 8.2(c); provided, however, that each Party may continue to revise its respective Annual Report prior to the filing thereof, which changes shall be delivered to the other Parties as soon as reasonably practicable. Each Party shall notify the other Parties, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s Annual Report and the pro-forma financial statements included, as applicable, in the PK Form 10 or the HGV Form 10 or the Form 8-K to be filed by HLT with the Commission on or about the time of the Distribution. If any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Annual Report, to consult with each other in respect of such differences and the effects thereof on the Parties’ Annual Reports.

(d) Nothing in this Article VIII shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 8.2 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

Section 8.3. Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VII (in which event the provisions of such Article shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern) and without limiting the applicable provisions of Article VI, and subject to appropriate restrictions for classified Information, Privileged Information or Confidential Information:

(a) after the Effective Time, upon the prior written request by PK or HGV for specific and identified Information which relates to (x) PK or HGV or the conduct of the Ownership Business or the Timeshare Business, as the case may be, prior to the Effective Time or (y) any Ancillary Agreement to which HLT and one or more of PK and/or HGV are parties, as applicable, HLT shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request is the owner of such originals or has a reasonable need for such originals) in the possession or control of HLT or any of its Affiliates or Subsidiaries;

(b) after the Effective Time, upon the prior written request by HLT or HGV for specific and identified Information which relates to (x) HLT or HGV or the conduct of the HLT Retained Business or Timeshare Business, as the case may be, prior to the Effective Time or (y) any Ancillary Agreement to which PK and one or more of HLT and/or HGV are parties, as applicable, PK shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request is the owner of such originals or has a reasonable need for such originals) in the possession or control of PK or any of its Subsidiaries; and

(c) after the Effective Time, upon the prior written request by HLT or PK for specific and identified Information which relates to (x) HLT or PK or the conduct of the HLT Retained Business or Ownership Business, as the case may be, prior to the Effective Time or (y) any Ancillary Agreement to which HGV and one or more of HLT and/or PK are parties, as applicable, HGV shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Party making the request is the owner of such originals or has a reasonable need for such originals) in the possession or control of HGV or any of its Subsidiaries;

provided that, to the extent any originals (other than originals that are owned by the requesting Party) are delivered to any requesting Party pursuant to this Agreement or the Ancillary Agreements, such Party shall, at its own expense, return them to the Party having provided such originals within a reasonable time after the need to retain such originals has ceased.

Section 8.4. Witness Services. Except in the event any Parties are opposing one another in an Action, in which case normal discovery rules shall apply, at all times from and after the Effective Time, each of HLT, PK and HGV shall use its commercially reasonable efforts (including as described on Schedule 8.4) to make available to the others, upon reasonable written request, its and its Subsidiaries’ former (to the extent practicable), current (to the extent practicable) and future directors, officers, employees, other personnel and agents of such Party as witnesses and any Records or other Information within its control or which it otherwise has the ability to make available (other than materials covered by any Privilege) to the extent that such Persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or Records or other Information may reasonably be required to testify, in the case of Persons, or be provided, in the case of Records or Information, in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group). A Party providing a witness to the other Party under this Section 8.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 8.5. Reimbursement. Except to the extent otherwise contemplated by this Agreement (including Section 6.3) or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 8.6. Confidentiality

(a) Notwithstanding any termination of this Agreement, except with the prior written consent of the Party to whom the Confidential Information relates (which consent may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law), each Party shall, and shall cause each of its respective Subsidiaries to, and shall cause its and their respective officers, employees, agents, consultants and advisors to, (i) hold in strict confidence and (ii) not disclose or release or, unless otherwise permitted by this Agreement or any Ancillary Agreement, use any and all Confidential Information (as defined herein) concerning or belonging to the other Parties; provided, that each Party may disclose, or may permit disclosure of, Confidential Information (A) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (B) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a governmental proceeding that it is advisable to do so, (C) as required in connection with any legal or other proceeding by one Party against any other Party, (D) as necessary to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures, (E) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or an Ancillary Agreement (including as necessary to obtain consents from third parties to any of the transactions contemplated hereby), (F) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (G) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. If any demand or request for disclosure of Confidential Information is made pursuant to clause (B), (C), (D), (E) or (F) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information. Notwithstanding the foregoing, any Confidential Information of or concerning one or more other Parties, its or their Groups and/or Subsidiaries, to the extent such information is comingled and inseparable from Confidential Information concerning one or more other Parties, its or their Groups and/or Subsidiaries, shall not be the “Confidential Information” of any such Party, and all concerned Parties may use or disclose it without the consent of any other Party.

(b) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 8.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof, without posting bond or other security, in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(c) For the avoidance of doubt, the disclosure and sharing of Privileged Information shall be governed by Section 8.7 and not by this Section 8.6.

Section 8.7. Privilege Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the HLT Group, the PK Group and the HGV Group, and that each of the members of the HLT Group, the PK Group and the HGV Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 8.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of HLT, PK and HGV. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of HLT, PK or HGV, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes or other matters which involve two or more of HLT, PK or HGV. With respect to such post-separation services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve two or more of HLT, PK or HGV shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes or other matters at issue;

(ii) Except as otherwise provided in Section 8.7(b)(i), Privileged Information relating to post-separation services provided solely to one of HLT, PK or HGV shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of two or more Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law; and

(iii) Each of HLT, PK or HGV shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information which relates solely to the HLT Retained Business, Ownership Business or Timeshare Business, as applicable, whether or not the Privileged Information is in the possession of or under the control of HLT, PK or HGV, as applicable, or the other Parties (or their respective Affiliates).

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 8.7(a) or (b):

(i) Subject to Section 8.7(c)(iii) and (iv), no Party may waive any Privilege which could be asserted under any applicable Law, and in which any other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within ten (10) Business Days after written notice by the requesting Party to the Party whose consent is sought;

(ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii) If, within ten (10) Business Days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party ten (10) Business Days written notice prior to effecting such waiver. Each Party specifically agrees that failure within ten (10) Business Days of receipt of such notice to commence proceedings in a court of competent jurisdiction to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure; and

(iv) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of HLT, PK or HGV as set forth in Sections 8.6 and this Section 8.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Sections 6.3, 7.6, 8.2 and 8.3 hereof, the agreement to provide witnesses and individuals pursuant to Sections 6.3, 7.6 and 8.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 6.5 and 7.6 hereof, and the transfer of Privileged Information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

(e) Notwithstanding any provision to the contrary in this Section 8.7, the Party responsible under the Tax Matters Agreement for controlling a Tax Contest shall have the authority to disclose or not disclose, in its sole discretion, any and all Privileged Information to (i) any Taxing Authority (as defined in the Tax Matters Agreement) conducting a Tax Contest or (ii) to third parties in connection with connection with the defense of a Tax Contest, including expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of such Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

Section 8.8. Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VIII shall be deemed to remain the property of the providing Party (except to the extent set forth in the definitions of HLT Retained Assets, Ownership Assets and Timeshare Assets). Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 8.9. Other Agreements. The rights and obligations granted under this Article VIII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any claim for indemnification pursuant to Article VII or any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”), the general counsels of the relevant Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the relevant Parties, shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed twenty-one (21) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 9.3 hereof, the relevant Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 9.2. Mediation. If, within twenty-one (21) days after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Agreement Dispute, the Parties agree to submit the Agreement Dispute at the earliest possible date to mediation conducted in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”), and to bear equally the costs of the mediation; provided, however, that each Party shall bear its own attorneys’ fees and expenses and other costs in connection with such mediation. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of fourteen (14) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”).

Section 9.3. Arbitration. If the Agreement Dispute has not been resolved for any reason after the Mediation Period, such Agreement Dispute shall be determined, at the request of any relevant Party, by arbitration conducted in Virginia, before and in accordance with the then-existing Rules for Non-Administered Arbitration of the CPR, except as modified herein (the “Rules”). There shall be three arbitrators, one of which shall be designated by each Party and the third of which shall be selected by the two so designated, which two shall be appointed by the Parties within ten (10) days of receipt by respondent of a copy of the demand for arbitration and which third arbitrator shall be selected within ten (10) days thereafter. If the arbitrators are not timely appointed by the Parties (or by the selected arbitrators) under this Section 9.3, such arbitrators shall be appointed by the CPR in accordance with the Rules, and in any such procedure, each Party shall be given two strikes, excluding strikes for cause. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation, validity or enforceability of this Article IX shall be determined by the arbitrator. In resolving any Agreement Dispute, the Parties intend that the arbitrator shall apply the substantive Laws of the State of Delaware, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including the Delaware Courts. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award special, consequential, reputational, indirect or punitive damages unless in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim).

Section 9.4. Arbitration Period. Any arbitration proceeding shall be concluded in a maximum of three (3) months from the commencement of the arbitration or such other period as the arbitrator together with the Parties involved in such proceeding shall deem reasonable.

Section 9.5. Treatment of Negotiations, Mediation and Arbitration.

(a) Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to and any negotiation, mediation, conference or discussion or otherwise pursuant to this Article IX, all of which shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding ancillary to an arbitration hereunder, including to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or the rules of any stock exchange on which the relevant Party’s securities may be listed. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

Section 9.6. Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article IX with respect to all matters not subject to such dispute resolution.

Section 9.7. Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Agreement Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

Section 9.8. Provisional Relief. Nothing contained in this Agreement is intended to or shall be construed to prevent any Party from applying to any court of competent jurisdiction for interim measures or other provisional relief (including an injunction or other equitable remedies) in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

ARTICLE X

INSURANCE

Section 10.1. Policies and Rights Included Within Assets. (a) The HLT Retained Assets shall include any and all rights of a first named insured under Policies where HLT is a first named insured, subject to the terms of such Policies and any limitations or obligations of HLT contemplated by this Article X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the HLT Retained Business or, to the extent any claim is made against HLT or any of its Subsidiaries, the conduct of the Ownership Business or the Timeshare Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this Section 10.1 shall be deemed to constitute (or to reflect) an assignment of such Policies by HLT.

(b) The Ownership Assets shall include any and all rights of an insured party under each of the Company Policies, subject to Sections 10.9 and 10.10 and to the terms of such Company Policies and any limitations or obligations of PK contemplated by this Article X or Schedule 10.1, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the Ownership Business or, to the extent any claim is made against PK or any of its Subsidiaries, the conduct of the HLT Retained Business or the Timeshare Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Company Policies, or any of them, to PK.

(c) The Timeshare Assets shall include any and all rights of an insured party under each of the Company Policies, subject to Sections 10.9 and 10.10 and to the terms of such Company Policies and any limitations or obligations of HGV contemplated by this Article X or Schedule 10.1, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the Timeshare Business or, to the extent any claim is made against HGV or any of its Subsidiaries, the conduct of the HLT Retained Business or the Ownership Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Company Policies, or any of them, to HGV.

Section 10.2. Post-Effective Time Claims.

(a) If, subsequent to the Effective Time, any Person shall assert a claim against PK or any of its Subsidiaries (including where PK or its Subsidiaries are joint defendants with other Persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in or in connection with the conduct of the Ownership Business or, to the extent any claim is made against PK or any of its Subsidiaries (including where PK or its Subsidiaries are joint defendants with other persons), the conduct of the HLT Retained Business or the Timeshare Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Company Policies, HLT shall act on behalf of all insured parties to assert and manage all claims and to collect any related Insurance Proceeds on behalf of all insured parties under such

Company Policy. PK, as an additionally insured party, shall have any and all rights of an additionally insured party under such Company Policy including asserting claims and with respect to such asserted claim, be entitled to rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder; provided, however, that nothing in this Section 10.2(a) shall be deemed to constitute (or to reflect) an assignment of the Company Policies, or any of them, to PK nor be deemed to override existing policy terms and conditions.

(b) If, subsequent to the Effective Time, any person shall assert a claim against HGV or any of its Subsidiaries (including where HGV or its Subsidiaries are joint defendants with other persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in or in connection with the conduct of the Timeshare Business or, to the extent any claim is made against HGV or any of its Subsidiaries (including where HGV or its Subsidiaries are joint defendants with other persons), the conduct of the HLT Retained Business or the Ownership Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Company Policies, HLT shall act on behalf of all insured parties to assert and manage all claims and to collect any related Insurance Proceeds on behalf of all insured parties under such Company Policy. HGV, as an additionally insured party shall have any and all rights of an additionally insured party under such Company Policy including asserting claims and with respect to such asserted claim, be entitled to rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder; provided, however, that nothing in this Section 10.2(b) shall be deemed to constitute (or to reflect) an assignment of the Company Policies, or any of them, to HGV nor deemed to override existing policy terms and conditions.

Section 10.3. Administration; Other Matters.

(a) Administration. Subject to Section 10.10, from and after the Effective Time, HLT shall be responsible for Claims Administration under Company Policies with respect to all Insured Claims. Each of PK and HGV shall provide prompt notice to HLT of any claims submitted by them or by their respective Subsidiaries under the Company Policies. Each Party shall be responsible for any amounts of its respective Insured Claims under Company Policies that fall below applicable deductibles or self-insured retentions, and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Company Policies. HLT shall have the sole right to change any Company Policies; provided that such change may not adversely and disproportionately affect PK or HGV as compared to HLT, without the consent of the adversely and disproportionately affected Party (not to be unreasonably withheld or delayed). HLT may, with the consent of the other Parties (not to be unreasonably withheld or delayed), commute or otherwise terminate any Company Policies.

(b) Liability Limitation. HLT, PK and HGV shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of HLT, PK or HGV, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by HLT, PK or HGV or any defect in such claim or its processing.

(c) Maximization of Insurance Proceeds. Each Party agrees to use commercially reasonable efforts to maximize available coverage under those Company Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim, including, as may be applicable, pursuing recoveries under other insurance policies available to such Party.

Section 10.4. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one Party exist relating to the same occurrence, the relevant Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. Nothing in this Section 10.4 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

Section 10.5. Agreement for Waiver of Conflict and Insurance Litigation and/or Recovery Efforts. In the event of any Action by any Party (or all of the Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, all Parties may join in any such Action and be represented by joint counsel and all Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 10.5 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law, or otherwise.

Section 10.6. Directors and Officers Liability Insurance; Fiduciary Liability Insurance; Employment Practices Liability Insurance. HLT agrees that, from and after the Distribution Date to the sixth (6th) anniversary of the Effective Time, it will maintain in full force and effect the Company Policies identified as Directors & Officers Liability Insurance, Excess Directors & Officers Liability Insurance, Fiduciary Liability Insurance and Employment Practices Liability Insurance on Schedule 10.1 (or, through the purchase of extended discovery, the full benefits and coverage of such Company Policies) and shall not amend the terms of such Policies in a manner materially adverse to any persons covered by such insurance unless it is commercially impossible or unreasonable to maintain such Company Policies as they currently exist due to insurance market conditions. The provisions of this Section 10.6 are intended for the benefit of, and shall be enforceable by, each of the persons covered by those Company Policies referenced in the preceding sentence.

Section 10.7. No Coverage for Post-Effective Occurrences. Each of PK and HGV, on behalf of itself and its Subsidiaries, acknowledges and agrees that it will have no coverage under the Company Policies for acts or events that occur after the Effective Time, except as provided for in any Ancillary Agreements including under the Managing and Franchise Agreements pursuant to which HLT (or another member of the HLT Group) makes available to PK (or another member of the PK Group) coverage under certain Company Policies to the extent provided for in the applicable Managing and Franchise Agreement.

Section 10.8. Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement (including in connection with Policies where HLT is an additional or first named insured).

Section 10.9. Excluded Policies. Each of PK and HGV, on behalf of itself and its Subsidiaries, disclaims any rights that it otherwise may have under the Excluded Policies and agrees not to submit any claim or to pursue any recovery under any Excluded Policy, it being understood that the Excluded Policies are for the sole benefit of HLT and/or other parties.

Section 10.10. HLT as General Agent and Attorney-In-Fact. Notwithstanding anything to the contrary contained herein, HLT remains the owner and holder of all rights and claims in and to the Company Policies. Should the provisions of Sections 10.1 and 10.2 as they pertain to PK and/or HGV be challenged and/or fail of their purpose, HLT shall act as agent and attorney-in-fact for PK and HGV and thereby effectuate, on behalf of PK and HGV, the provisions of Sections 10.2(a) and 10.2(b) of this Agreement, provided that, PK or HGV, as the case may be, shall pay HLT’s reasonable out-of-pocket costs relating thereto.

Section 10.11. Additional Premiums, Return Premiums and Pro Rata Cancellation Premium Credits. If additional premiums are payable, or return premiums are receivable, on any Company Policies after the Effective Time as a result of an insurance carrier’s retrospective audit of insured exposure, each of HLT, PK and HGV shall be responsible for its respective share of any such additional premiums, and shall be entitled to receive its respective share of any such return premiums, that are attributable to a change in its or its Subsidiaries’ insured exposure. If cancellation premium credits are received after the Effective Time in connection with the cancellation of any Company Policies, each of HLT, PK and HGV shall be entitled to receive its Applicable Percentage of such cancellation premium credits.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Specified Ancillary Agreement or Continuing Arrangement, such Specified Ancillary Agreement or Continuing Arrangement shall control and (b) this Agreement and any Ancillary Agreement which is not a Specified Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such Ancillary Agreement. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 11.2. Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 11.3. Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 11.4. Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 11.5. Expenses. Except as otherwise provided (a) in this Agreement (including (i) with respect to costs and expenses incurred after the Effective Time, responsibility for which is allocated pursuant to Section 2.5, (ii) with respect to Specified Shared Expenses, responsibility for which is allocated pursuant to Section 5.2, (iii) with respect to Shared Contingent Liabilities, responsibility for which is allocated pursuant to Article VI, (iv) with respect to fees and expenses incurred in the preservation of records and access to information, responsibility for which is allocated pursuant to Section 8.1, Section 8.4 or Section 8.5, or (v) with respect to fees and expenses incurred in connection with dispute resolution, responsibility for which is allocated pursuant to Article IX) or (b) in any Ancillary Agreement, the Parties agree that all out-of-pocket fees and expenses incurred, or to be incurred and directly related to the Plan of Reorganization, the Distributions and the transactions contemplated hereby (including third party professional fees, fees and expenses incurred in connection with the execution and delivery of this Agreement and such other third party fees and expenses incurred on a non-recurring basis directly as a result of the Plan of Reorganization and the Distributions, including expenses set forth on Schedule 11.5, and excluding the costs of salaries and benefits of employees or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) (collectively, “Separation Expenses”) shall (A) to the extent set forth on Schedule 11.5, be paid by HLT and (B) otherwise, be paid by the Party incurring such expenses. For the avoidance of doubt, except as expressly set forth in this Agreement or any Ancillary Agreements, each Party shall be responsible for its own internal fees (and reimburse any other Party to the extent such Party has paid such costs and expenses on behalf of the responsible Party), costs and expenses (e.g., salaries of personnel working in its respective Business) incurred following the Distribution Date in connection with the Plan of Reorganization and the Distributions, including any costs and expenses relating to such Party’s (or any member of its Group’s) Disclosure Documents filed following the Distribution Date in connection with the Plan of Reorganization and the Distributions (including, printing, mailing and filing fees) or any costs and expenses incurred following the Distribution Date with the continued listing of such Party’s common stock on the NYSE following the Distribution.

Section 11.6. Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):

To HLT or Hilton Domestic Operating Company Inc.:

Hilton Worldwide Holdings Inc.

7930 Jones Branch Drive, Suite 1100

McLean, Virginia 22102

Attn: General Counsel

Facsimile: (703) 883-6188

To PK:

Park Hotels & Resorts Inc.

McLean, Virginia 22102

Attn: General Counsel

Facsimile:

To HGV:

Hilton Grand Vacations Inc.

6355 MetroWest Boulevard, Suite 180

Orlando, Florida 32835

Attn: General Counsel

Facsimile:

Section 11.7. Consents. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 11.8. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Parties (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee Business Entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. No assignment permitted by this Section 11.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 11.9. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 11.10. Termination and Amendment. This Agreement (including Article VII hereof) may be terminated, modified or amended and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of HLT upon written notice to PK and HGV but without the approval of PK, HGV or the stockholders of HLT. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by HLT, PK and HGV.

Section 11.11. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within forty-five (45) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, a Party (or any member of a Party’s Group) may direct that any payment owed such Party (or member of such Party’s Group) hereunder or under any Ancillary Agreement be paid directly to another member of the same Group.

Section 11.12. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification or payment pursuant to Articles VI and VII).

Section 11.13. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be Assumed or otherwise performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 11.14. Third Party Beneficiaries. Except (i) as provided in Article VII relating to Indemnitees and for the release under Section 7.1 of any Person provided therein, (ii) as provided in Section 10.6 relating to the directors, officers, employees, fiduciaries or agents provided therein and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.15. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.16. Exhibits and Schedules.

(a) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the HLT Group, PK Group or HGV Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the HLT Group, PK Group or HGV Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b) Subject to the prior written consent of the other Parties (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Effective Time.

Section 11.17. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to any choice-of-law or conflicts of law principles that would result in the application of the laws of a different jurisdiction.

Section 11.18. Consent to Jurisdiction. Subject to the provisions of Article IX hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware and any appeals court thereof or (b) if such court does not have subject matter jurisdiction, any other state or federal court located within the County of New Castle in the State of Delaware and any appeals court thereof (the courts referred to in clauses (a) and (b), the “Delaware Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article IX or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Delaware Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the Delaware Courts with respect to any matters to which it has submitted to jurisdiction in this Section 11.18. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.19. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.19.

Section 11.20. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.21. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 11.22. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 11.23. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Article VI; Section 7.2; Section 7.3; Section 7.4; and Section 7.5).

Section 11.24. Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 11.11) by: (i) PK to OpCo shall be treated for all Tax purposes as a tax-free contribution by PK to OpCo with respect to its stock occurring immediately before the Internal

Distribution of OpCo common stock; (ii) HGV to HLT shall be treated for all Tax purposes as a distribution by HGV to HLT with respect to its stock occurring after HGV is directly owned by HLT and immediately before the HGV Distribution; (iii) OpCo to PK shall be treated for all Tax purposes as a distribution by OpCo to PK with respect to stock of OpCo occurring immediately before the Internal Distribution of OpCo common stock; (iv) HLT to PK shall be treated for all Tax purposes as a tax-free contribution by HLT to PK with respect to its stock occurring immediately before the PK Distribution; (v) HLT to HGV shall be treated for all Tax purposes as a tax-free contribution by HLT to HGV with respect to its stock occurring after HGV is directly owned by HLT and immediately before the HGV Distribution; (vi) PK to HGV shall be treated for all Tax purposes as a tax-free contribution by PK to HGV with respect to its stock occurring immediately before the Internal Distribution of HGV Common Stock; (vii) HGV to PK shall be treated for all Tax purposes as a distribution by HGV to PK with respect to its stock occurring immediately before the Internal Distribution of HGV Common Stock; and in each case, none of the Parties shall take any position inconsistent with such treatment. In the event that a Taxing Authority (as defined in the Tax Matters Agreement) asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its commercially reasonable efforts to contest such challenge.

Section 11.25. No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.26. No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities among HLT, PK and HGV and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-a-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of HLT, PK or HGV.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

HILTON WORLDWIDE HOLDINGS INC.

By:
Name:
Title:

PARK HOTELS & RESORTS INC.

By:
Name:
Title:

HILTON GRAND VACATIONS INC.

By:
Name:
Title:

HILTON DOMESTIC OPERATING COMPANY INC.

By:
Name:
Title:

[Distribution Agreement]